Exhibit 10.1

EXECUTION COPY

LEASE AGREEMENT

Dated as of February 13, 2007

by and between

XM SATELLITE RADIO INC.

as Lessee,

and

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION

not in its individual capacity but solely

as Owner Trustee, as Lessor

Transponders aboard

XM-4

Communications Satellite

NOTE: THE RIGHT, TITLE AND INTEREST OF LESSOR IN AND TO, AMONG OTHER THINGS, THIS LEASE AGREEMENT HAS BEEN ASSIGNED TO AND IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF THE BANK OF NEW YORK, AS INDENTURE TRUSTEE (THE “INDENTURE TRUSTEE”), UNDER AND TO THE EXTENT SET FORTH IN THE INDENTURE, DATED AS OF FEBRUARY 13, 2007, BY AND BETWEEN LESSOR AND THE INDENTURE TRUSTEE. TO THE EXTENT, IF ANY, THAT THIS LEASE AGREEMENT CONSTITUTES TANGIBLE CHATTEL PAPER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY APPLICABLE JURISDICTION), YOU ARE HEREBY NOTIFIED THAT ANY AND ALL RIGHTS OF LESSOR HEREUNDER HAVE BEEN TRANSFERRED TO THE INDENTURE TRUSTEE, AND ANY PURCHASE OF THIS LEASE AGREEMENT WOULD VIOLATE THE RIGHTS OF THE INDENTURE TRUSTEE.

i

SCHEDULE A	—	Base Rent
SCHEDULE B	—	Allocated Rent
SCHEDULE C	—	Stipulated Loss Values
SCHEDULE D	—	Early Buy-Out Amount
SCHEDULE E	—	Miscellaneous Information
SCHEDULE F	—	Lease Loan Balance
SCHEDULE G	—	Partial Loss Top-Up Payment
EXHIBIT A	—	Redelivery of Transponders

ii

THIS LEASE AGREEMENT (this “Lease”), dated as of February 13, 2007, by and between WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement (“Lessor”), and XM SATELLITE RADIO INC., a Delaware corporation (“XM” or “Lessee”).

WHEREAS, Lessee and Lessor have entered into that certain Participation Agreement, dated as of February 13, 2007 (as amended or modified from time to time, the “Participation Agreement”), with the other parties named therein, including the Owner Participant identified in Item 1 to Schedule E hereto, with respect to the transactions of which this Lease is a part;

WHEREAS, Lessee desires to enter into a lease of Buyer’s Transponders aboard that certain communications satellite known as XM-4 (which transponders were purchased by Lessor pursuant to a Transponder Purchase Agreement dated as of the Closing Date (the “Purchase Agreement”) between Seller and Lessor), and Lessor desires to lease Buyer’s Transponders to Lessee at the rentals and upon the terms hereinafter provided and as provided hereafter in any supplement to this Lease;

WHEREAS, Lessee is a wholly-owned subsidiary of XM Satellite Radio Holdings Inc., a Delaware corporation (“Holdings”);

WHEREAS, each of Holdings and certain of XM’s subsidiaries named in the Guarantee Agreement (each a “Guarantor” and collectively, the “Guarantors”) has executed the Guarantee Agreement, dated as of the Closing Date, pursuant to which each Guarantor unconditionally guarantees certain financial obligations of Seller or Lessee under the Operative Documents and the XM Agreements;

WHEREAS, Independent Appraiser has prepared the Appraisal of Buyer’s Transponders to the satisfaction and agreement of the Owner Participant and its special tax counsel and Lessee; and

WHEREAS, Lessor has assigned for security purposes certain of its rights in this Lease to Indenture Trustee, pursuant to the Indenture, dated as of the Closing Date, between Lessor and Indenture Trustee.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used but not defined herein shall for all purposes hereof have the respective meanings assigned thereto in Appendix A to the Participation Agreement, which also contains rules as to usage that shall be applicable herein.

SECTION 2. Acceptance of Buyer’s Transponders by Lessee; Lease of Buyer’s Transponders.

(a) Upon execution of this Lease by Lessee and Lessor, Lessor shall be deemed to have delivered, and Lessee shall be deemed to have accepted, Buyer’s Transponders for lease hereunder, and this Lease shall commence as provided in Section 2(b).

(b) Effective immediately upon the acceptance of Buyer’s Transponders by Lessee pursuant to Section 2(a), (i) Buyer’s Transponders shall be deemed for all purposes to be leased by Lessor to Lessee hereunder and accepted by Lessee hereunder for all purposes, and (ii) the Lease Term for Buyer’s Transponders shall commence. Lessor hereby agrees to lease to Lessee hereunder, and Lessee hereby agrees to lease from Lessor hereunder, Buyer’s Transponders during the Lease Term.

SECTION 3. Term and Rent.

(a) Term. The lease term for Buyer’s Transponders shall be equal to the Interim Term, the Basic Term and the Renewal Term, if any (the “Lease Term”). The Interim Term shall commence on the date hereof and run to and including the date set forth on Item 2 to Schedule E (the “Interim Term”), unless earlier terminated pursuant to the terms hereof. The Basic Term shall commence on the day immediately following the end of the Interim Term (the “Basic Term Commencement Date”) and run for the period set forth in Item 3 to Schedule E hereto, and shall expire on the date set forth in Item 4 to Schedule E hereto (the “Basic Term”), unless earlier terminated pursuant to the terms hereof. The Renewal Term, if any, shall be determined in accordance with Section 18.

(b) No Interim Rent; Base Rent; Allocated Rent.

(i) No Rent shall be payable by Lessee with respect to the Interim Term.

(ii) Base Rent. Lessee shall pay rent during the Basic Term on each Rent Payment Date during the Basic Term, in the respective amounts determined by multiplying Lessor’s Cost by the percentage specified for such Rent Payment Date on Schedule A hereto under the caption “Base Rent Amount.”

(iii) Allocation Schedule. For purposes of Section 467 of the Code, Base Rent during the Basic Term for the use of Buyer’s Transponders by Lessee during each period in Schedule B (“Allocated Rent”) shall be allocated to each Lease Period in the amount determined by multiplying Lessor’s Cost by the percentage set forth for such Lease Period on Schedule B hereto under the caption “Allocated Rent”. Allocated Rent shall be allocated to each calendar year in the Basic Term based on the assumption that each calendar year in the Basic Term has 360 days, consisting of twelve 30-day months. Allocated Rent for any Lease Period shall accrue ratably to each day within such Lease Period. Notwithstanding that Base Rent is payable in accordance with Section 3(b)(ii) hereof and without limiting Lessee’s payment obligations under Section 3(b)(ii) hereof, the Allocated Rent calculated pursuant to this Section 3(b)(iii), or as adjusted pursuant to Section 3(b)(v) hereof, shall represent and be the amount of Base Rent for which Lessee becomes liable on account of the use of Buyer’s Transponders for each period included in whole or in part of the Basic Term.

(iv) Deduction/Inclusion of Rent Under Section 467 of the Code. It is the intention of Lessor and Lessee that: (i) for purposes of Section 467 of the Code the Allocated Rent derived by multiplying Lessor’s Cost by the percentage set forth for each period on Schedule B hereto under the caption “Allocated Rent” constitutes a specific allocation of “fixed rent” within the meaning of Section 1.467-1(c)(2)(ii) of the Regulations with the effect that each of Lessor and Lessee shall accrue rental income and rental expense, respectively, in the amount equal to Lessor’s Cost multiplied by the percentage as set forth for each Lease Period under the column with the heading “Allocated Rent” on Schedule B hereto. Lessor and Lessee agree that a prepaid or deferred rent balance may exist at certain times during the Basic Term. It is the intention of Lessor and Lessee that any such prepaid or deferred rent balance shall (A) in the case of a prepaid rent balance, give rise to a loan from Lessee to Lessor in the amount of any positive loan balance (the “Lessor Loan Balance”) computed by multiplying the percentage set forth in Schedule F hereto under the caption “Loan Balance” by Lessor’s Cost, and in the case of a deferred rent balance, shall give rise to a loan from Lessor to Lessee in the amount of any negative loan balance (the “Lessee Loan Balance” and, each of the Lessee Loan Balance and Lessor Loan Balance, a “Lease Loan Balance”) computed by multiplying the percentage set forth in Schedule F hereto under the caption “Loan Balance” by Lessor’s Cost and (B) such loan shall provide for “adequate stated interest” within the meaning of Section 1.467-2(b)(ii) of the Regulations. If there shall be an outstanding Lessor Loan Balance, Lessor shall deduct interest expense and Lessee shall include interest income, in each case, in an amount equal to the product of Lessor’s Cost multiplied by the percentage set forth under the caption “Interest Amount” for the applicable period identified on Schedule F hereto. If there shall be an outstanding Lessee Loan Balance, Lessee shall deduct interest expense and Lessor shall include interest income, in each case, in an amount equal to the product of Lessor’s Cost multiplied by the percentage set forth under the caption “Interest Amount” for the applicable period identified on Schedule F hereto.

(v) Deemed Adjustments. In the event that the amount of fixed rent payable under the Lease is deemed to be less than or more than the aggregate amount of Base Rent identified on Schedule A hereto (and such increase is deemed to be fixed rent within the meaning of Section 1.467-1(h)(3) of the Regulations or such decrease is deemed to be a decrease of fixed rent within the meaning of Section 1.467-1(h)(3) of the Regulations), the amount of Allocated Rent for each Lease Period shall be increased or decreased, as the case may be, by an amount equal to the deemed increase or decrease in Base Rent payments multiplied by a fraction, the numerator of which is equal to the amount of Allocated Rent for such Lease Periods and the denominator of which is the aggregate amount of Allocated Rent for all Lease Periods. The adjusted Allocated Rent shall constitute Allocated Rent for all purposes of this Lease.

(vi) Base Rent with respect to Buyer’s Transponders during the Renewal Term, if any, shall be payable as provided in Section 18.

(c) Supplemental Rent. Lessee shall pay to Lessor, for its own account, or to any Person entitled thereto, as provided herein or in any other Operative Document, any and all Supplemental Rent promptly as the same shall become due and payable. On the Business Day immediately following the Final Maturity Date (as set forth in Annex I to the Indenture), Lessee shall pay to Lessor, as Supplemental Rent, an amount which would be sufficient to pay interest accruing on the outstanding Notes from (and including) such Final Maturity Date to (but excluding) the next subsequent Business Day.

(d) Method of Payment. Subject to Section 21, all Lease Payments including all Rent (but excluding Excepted Payments) payable to Lessor shall be paid to Indenture Trustee (to its account as set forth in Item 5 to Schedule E, or such other account as Indenture Trustee may hereafter designate in a writing to Lessee given no less than ten (10) Business Days prior to the scheduled date on which the applicable payment is due) for so long as the Lien of the Indenture shall remain in effect and thereafter to Lessor, it being understood that payment by Lessee of Rent to Indenture Trustee pursuant to this Section 3(d) shall satisfy Lessee’s obligation to pay Rent under this Lease, notwithstanding any failure by Indenture Trustee to distribute such amounts in accordance with the Indenture or other agreements. All Supplemental Rent including any Excepted Payment payable to any Person pursuant to any Operative Document or any XM Agreement shall be paid to such Person as provided in such Operative Document or XM Agreement. Each payment of Rent shall be made by Lessee in immediately available funds on the scheduled date on which such payment shall be due, unless such scheduled date shall not be a Business Day, in which case such payment shall be due and payable on the immediately succeeding Business Day with the same force and effect as if made on such scheduled date, and (provided such payment is made on such next succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date. Each payment shall be made no later than 12:00 p.m. (New York time) on the date such payment is due. Any payment made after such time shall be deemed to have been paid on the next Business Day.

(e) Late Payment. If any Rent shall not be paid when due, Lessee shall pay to Lessor or to Indenture Trustee, as the case may be (or, in the case of Supplemental Rent, to any Person entitled thereto as provided herein or in any other Operative Document or any XM Agreement), as Supplemental Rent, interest (to the extent permitted by law) on such overdue amount from and including the due date thereof to but excluding the date of payment thereof at the Overdue Rate.

(f) Minimum Payment. Notwithstanding any other provision of this Lease or any other Operative Document or XM Agreement, (1) the amount of Base Rent payable on any day on which Base Rent is due, as the same may be adjusted pursuant to Section 11.05, subject to Section 11.06, of the Participation Agreement, shall be at least equal to the amount of scheduled principal and accrued interest due and payable on the Notes outstanding on such day and (2) the amount of Stipulated Loss Value and the EBO amount (in each case, together with any Premium Amount payable by Lessee), as each such amount may be adjusted pursuant to Section 11.05, subject to Section 11.06 of the Participation Agreement, as applicable, together with the Base Rent payable under this Lease on any such date (including, in each case, any portion thereof constituting an Excepted Payment) and any Supplemental Rent accrued or due as of such date, shall be at least equal to the amount of principal, Premium Amount (if any), and accrued interest which would be due and payable on the Notes outstanding on such date, assuming such date or the EBO Date, as the case may be, was the date such payment was due on the Notes in connection with any payment by Lessee of such Stipulated Loss Value or EBO Amount. Notwithstanding the foregoing, it is agreed that no installment of Base Rent or payment of Stipulated Loss Value or EBO Amount shall be increased or adjusted by reason of (i) any attachment or diversion of Rent on account of (A) Lessor Liens or (B) any Indenture Trustee Lien on or against the Lessor’s Estate, any part thereof or the Operative Documents arising as a result of claims against the Indenture Trustee not related to the transactions contemplated by the Operative Documents, (ii) any modification of the payment terms of the Notes made without the prior written consent of Lessee or (iii) the acceleration of any Note or Notes due to the occurrence of an Indenture Event of Default which does not constitute an Event of Default hereunder.

(g) Net Lease; No Setoff, etc. This Lease is a net lease and, notwithstanding any other provision of this Lease to the contrary, the obligation of Lessee to pay Rent hereunder or under any other Operative Document or XM Agreement shall be absolute and unconditional and shall not be affected by any circumstance of any character, including, without limitation: (1) any counterclaim, setoff, recoupment, interruption, deduction, defense (other than actual payment), abatement, suspension, deferment, diminution or reduction; (2) any defect in the condition, design, quality, operation or fitness for use or purpose of Buyer’s Transponders, or any part thereof or interest therein; (3) any damage to, deterioration, removal, abandonment, salvage, loss (including any Partial Loss), scrapping or destruction of, or any requisition or taking of, Buyer’s Transponders, or any part thereof or interest therein; (4) any restriction, prevention, interruption or curtailment of or interference with any use, operation or possession of Buyer’s Transponders, or any part thereof or interest therein; (5) any defect in, or any Lien on, title to Buyer’s Transponders, or any part thereof or interest therein or any other restriction thereon; (6) any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of Seller, any Guarantor, Lessee or Lessor; (7) any bankruptcy, insolvency, reorganization, discharge or forgiveness of indebtedness, composition, adjustment, dissolution, liquidation or other like proceeding relating to Seller, any Guarantor, Lessee, Indenture Trustee, Lessor, Owner Participant, any Noteholder or any other Person, or any action taken with respect to this Lease by any trustee or receiver of any Person mentioned above, or by any court; (8) any claim that Lessee or any Guarantor has or might have against any Person, including, without limitation, Indenture Trustee, any Noteholder, Lessor, the Trust Company or Owner Participant (but this Section 3(g) shall not constitute a waiver of any such claims); (9) any failure on the part of Lessor, Indenture Trustee, Owner Participant or any Noteholder to perform or comply with any of the terms hereof or of any other Operative Document or XM Agreement; (10) any invalidity or unenforceability or impossibility of performance, or disaffirmance, of any provision of this Lease or any of the other Operative Documents or XM Agreements, whether against or by Seller, Lessee or any Guarantor or otherwise; (11) any Applicable Laws now or hereafter in force; (12) any failure to obtain or to have obtained any required governmental consent for a transfer of rights or title on the Closing Date to Lessor or any other Person; (13) any amendment or other change (except as to the subject matter of any such amendment or change), or any assignment of, any rights under any Operative Document or XM Agreement, or any waiver or other action or inaction under or in respect of any Operative Document or XM Agreement, or any exercise or nonexercise of any right or remedy under or in respect of any Operative Document or XM Agreement, including, without limitation, any foreclosure or other remedy under the Indenture or this Lease or the sale, pursuant to any such foreclosure or such exercise of other remedy, of Buyer’s Transponders or any portion thereof or interest therein; or (14) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not Lessee shall have notice or knowledge of any of the foregoing. Except as expressly provided herein, Lessee, to the extent permitted by law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease, or to any diminution or reduction of Rent payable by Lessee. If this Lease shall be terminated in whole or in part for any reason whatsoever, except as expressly provided in this Lease, Lessee shall nonetheless pay to Lessor (or, in the case of Supplemental Rent, to Lessor for its own account or to any Person entitled to such Supplemental Rent as specified herein or in the appropriate Operative Document or XM Agreement), an amount equal to each Rent payment at the time and in the manner that such payment would have become due and payable under the terms of this Lease if it had not been terminated in whole or in part. Each payment of Rent shall be final, and Lessee agrees not to seek to recover all or any part of any such payment from Lessor, Indenture Trustee or Owner Participant for any reason under any circumstance whatsoever; provided, however, that nothing contained in this Section 3(g) shall prevent Lessee from bringing an action for damages suffered by Lessee as a result of the breach by any Person of any obligation of such Person expressly stated in any Operative Document or XM Agreement or for equitable relief to obtain compliance with any such obligation, or for the return of mistakenly paid amounts of any Rent. Nothing contained in this Section 3(g) shall be construed as: (1) a guaranty of (i) the value of Buyer’s Transponders upon termination of the Basic Term or the Renewal Term or (ii) the useful life of Buyer’s Transponders or (iii) payment of any of the Notes; or (2) a prohibition or assertion of any claim against any manufacturer, supplier, dealer, vendor, contractor, subcontractor or installer with respect to Buyer’s Transponders; or (3) a waiver by Lessee of its right to assert and sue upon any claims it may have against any other Person in one or more separate actions.

(h) Place of Payment. All Rent (other than Rent consisting of Excepted Payments or payable to Persons other than Lessor as provided in any of the Operative Documents or any XM Agreement, which shall be payable to such other Persons in accordance with written instructions furnished to Lessee by such Persons) shall, subject to Section 3(d) hereof, be paid by Lessee to Lessor to its account specified in Item 6 to Schedule E, or such other account as Lessor may hereafter designate in a writing to Lessee given no less than ten (10) Business Days prior to the scheduled date on which the applicable payment is due. All Rent shall be paid by Lessee by wire transfer of immediately available funds in Dollars.

SECTION 4. Recomputation of Rent, Stipulated Loss Value and EBO Amount. Adjustments to Rent and other Factors shall be made in accordance with Section 11.05, subject to Section 11.06, of the Participation Agreement, as applicable.

SECTION 5. Representations, Warranties and Agreements as to Buyer’s Transponders.

(a) Disclaimer of Warranties. AS BETWEEN LESSEE AND LESSOR, THE DEEMED DELIVERY AND ACCEPTANCE OF BUYER’S TRANSPONDERS BY LESSOR AND LESSEE, RESPECTIVELY, PURSUANT TO SECTION 2 SHALL BE CONCLUSIVE PROOF OF BUYER’S TRANSPONDERS’ COMPLIANCE WITH ALL REQUIREMENTS OF THIS LEASE, AND LESSOR LEASES

AND LESSEE TAKES BUYER’S TRANSPONDERS AND ANY PART THEREOF AS IS, WHERE IS, WITH ALL FAULTS, AND LESSEE ACKNOWLEDGES THAT NONE OF LESSOR, THE TRUST COMPANY, OWNER PARTICIPANT, ANY NOTEHOLDER AND INDENTURE TRUSTEE HAS MADE, NOR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, VALUE, COMPLIANCE WITH SPECIFICATIONS, CONDITION, MERCHANTABILITY, DESIGN, QUALITY, DURABILITY, OPERATION OR FITNESS FOR USE OR PURPOSE OF BUYER’S TRANSPONDERS OR ANY PART THEREOF, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO BUYER’S TRANSPONDERS OR ANY PART THEREOF OR OTHERWISE, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY LESSEE IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN BUYER’S TRANSPONDERS OR ANY PART THEREOF, OF ANY NATURE WHETHER PATENT OR LATENT, AND THAT NONE OF LESSOR, THE TRUST COMPANY, OWNER PARTICIPANT, ANY NOTEHOLDER AND INDENTURE TRUSTEE SHALL HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO, except that Lessor hereby represents, warrants and covenants that (i) on the date hereof, Lessor shall have whatever title to Buyer’s Transponders, subject to Permitted Liens (other than Lessor Liens), that was conveyed to Lessor by Seller under the Purchase Agreement and the Bill of Sale on the Closing Date, and (ii) during the Lease Term Lessor will not, through its own actions or inactions, interfere with the quiet enjoyment of Buyer’s Transponders by Lessee, and Lessor further agrees that it will not directly or indirectly create, incur, assume or suffer to exist any Lessor Lien on or with respect to Buyer’s Transponders. The provisions of this Section 5(a) have been negotiated, and except as expressly provided in the Operative Documents, the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Lessor, the Trust Company, Owner Participant, any Noteholder and Indenture Trustee, express or implied, with respect to Buyer’s Transponders, whether arising pursuant to the Uniform Commercial Code or any other law now or hereafter in effect, or otherwise. Nothing contained herein shall in any way diminish or otherwise affect any rights or remedies Lessee may have with respect to Buyer’s Transponders against any other third Person or any rights or remedies against Lessor, the Trust Company, Owner Participant, any Noteholder and Indenture Trustee for breach of undertakings made to or for the benefit of Lessee under the Operative Documents or XM Agreements or any right to pursue claims, related or unrelated to the transactions contemplated under the Operative Documents or XM Agreements, against such Persons. None of Lessor, the Trust Company, Owner Participant, any Noteholder or Indenture Trustee shall at any time be required to inspect Buyer’s Transponders, nor shall any inspection by Owner Participant, Lessor, the Trust Company, any Noteholder or Indenture Trustee be deemed to affect or modify the provisions of this Section 5(a).

(b) Exercise of Certain Rights under the Purchase Agreement.

(i) Holdings, in its capacity as Seller under the Purchase Agreement, is making certain representations and warranties and undertaking certain payment obligations to Lessor, in its capacity as Buyer under the Purchase Agreement, with respect to Buyer’s Transponders. None of the provisions of the Purchase Agreement is, as such, incorporated in this Lease and LESSOR ACKNOWLEDGES THAT LESSEE, IN ITS

CAPACITY AS LESSEE, HAS NOT MADE NOR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO BUYER’S TRANSPONDERS, OR ANY PART THEREOF, IN THIS LEASE OR ANY OF THE OTHER OPERATIVE DOCUMENTS OR XM AGREEMENTS, INCLUDING, WITHOUT LIMITATION, AS TO THE TITLE, VALUE, COMPLIANCE WITH SPECIFICATIONS, CONDITION, DESIGN, QUALITY, DURABILITY, OPERATION, MERCHANTABILITY, OR FITNESS FOR USE OR PURPOSE OF BUYER’S TRANSPONDERS OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY AGREEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO BUYER’S TRANSPONDERS OR ANY PART THEREOF, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE OPERATIVE DOCUMENTS OR THE SERVICE AGREEMENT. The foregoing is not in any way intended to, nor shall it be deemed to, limit or otherwise affect the obligations or representations or warranties of Lessee under Section 4.01 or Article VI of the Participation Agreement, or of Seller under the Purchase Agreement or the Participation Agreement.

(ii) Lessor hereby agrees that so long as no Event of Default shall have occurred and be continuing, following the Closing, Lessor shall not exercise, during the Lease Term, any of its rights under the Purchase Agreement, including any of its rights to any indemnity or other payments with respect to Buyer’s Transponders; provided that Lessee cannot waive the obligations of Seller or any claim based thereon (whether expressly or otherwise), and Lessor may exercise any rights and remedies it might have, under Sections 2.04, 4.01, 4.03, 4.04, 8.02, 8.03, 12.09, 12.11, 12.12, 12.14 and Articles 9 and 11 of the Purchase Agreement; provided, in addition that, notwithstanding anything to the contrary in the foregoing, Lessor shall, at all times, retain the right to defend its title to Buyer’s Transponders and to enforce its rights under this Lease or the Purchase Agreement to cause Lessee or Seller to defend such title in accordance with the provisions hereof or thereof. Lessee may consent to the preemption or interruption of Buyer’s Transponders by Seller under Article 6 of the Purchase Agreement, and such preemption or interruption shall not constitute a Confirmed Failure (if it would otherwise constitute a Confirmed Failure) only if: (a) such preemption or interruption will not adversely affect the ability (1) of Lessee to meet its obligations under this Lease or any of the Operative Documents or any XM Agreement to which it is a party or (2) of Buyer’s Transponders to continue to meet the Transponder Performance Specifications upon the cessation of such preemption or interruption or otherwise cause an Adverse Effect to Lessor’s (or to Owner Participant’s) interest in Buyer’s Transponders upon the expiration or termination of the Lease; (b) such preemption or interruption shall not commence or be continuing at any time during the final two (2) years of the Basic Term or during the Renewal Term; (c) at the time of such preemption or interruption, Buyer’s Transponders meet the applicable Transponder Performance Specifications; and (d) Lessee (and Seller, if the two parties shall be different entities) shall deliver to Lessor an Officer’s Certificate (or Officer’s Certificates, if applicable) (1) prior to such preemption or interruption (A) confirming the statement set forth in clause (a) above, (B) that, based on information available to Lessee at such time, Lessee reasonably believes that Buyer’s Transponders will be capable of meeting the Transponder Performance Specifications therefor upon cessation of such preemption or interruption and (C) that Lessee intends to cause such preemption or interruption to cease prior to the final two (2) years of the

Basic Term and (2) upon the cessation of such preemption or interruption, confirming that Buyer’s Transponders meet the Transponder Performance Specifications. At such time as any of the foregoing conditions is not met, then the Confirmed Failure of Buyer’s Transponders shall, if the other conditions for a Confirmed Failure are met, be deemed then to have occurred. Lessor hereby authorizes Lessee, for so long as this Lease shall be in effect with respect to Buyer’s Transponders and so long as no Event of Default shall have occurred and be continuing (and subject to the proviso to the first sentence of this paragraph (ii)), to exercise in the name of and on behalf of Lessor, the right and power to deal with the Seller under the Purchase Agreement and any other entity related to the manufacture or supply of Buyer’s Transponders or any other use of Buyer’s Transponders including, without limitation, the right to demand, receive, accept and retain all services, tests, inspection rights, reports and other data and services with respect to Buyer’s Transponders as provided in the Purchase Agreement, and the right to enforce (by legal action or otherwise) or to elect not to enforce (except where such non-enforcement would be reasonably likely to have a material adverse effect on Lessor’s interest in Buyer’s Transponders upon expiration or termination of the Lease) against Seller, other manufacturer or supplier or other user all rights, powers and privileges of Lessor, and to receive all benefits (subject to Sections 12(b), 12(c) and 12(d)) of Lessor with respect to Seller or such other entity, under any express or implied warranty or indemnity or other provisions of the Purchase Agreement or substitute agreements in effect, pursuant to Section 7(b) or otherwise, including, without limitation, the right to enforce (or not enforce (except where such non-enforcement would be reasonably likely to have a material adverse effect on Lessor’s interest in Buyer’s Transponders upon the expiration or termination of the Lease)) and the right to obtain and retain the benefits of, all rights and claims of Buyer under the Purchase Agreement; provided that, notwithstanding any term or provision of this Section 5(b)(ii) to the contrary, Lessor and Owner Participant shall retain the right to any Excepted Payment owing to either of them, respectively.

(iii) If, notwithstanding the foregoing, Lessor receives any payment of any kind whatsoever under the Purchase Agreement during the Lease Term to which Lessee is entitled pursuant to Section 5(b)(ii), Lessor shall upon receipt remit to Lessee the full amount of the payment received by it under the Purchase Agreement; provided that no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing; provided, further, however, that Lessor shall promptly remit such amounts to Lessee at such time as no Payment Default, Bankruptcy Default or Event of Default is continuing.

SECTION 6. Liens; Quiet Enjoyment; Assignment and Sublease.

(a) Liens. Lessee shall not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to Lessee’s right, title or interest in Buyer’s Transponders, the Lessor’s Estate or the Indenture Estate, or title thereto or any interest therein, except Permitted Liens. Lessee’s obligations under this Section 6(a) with respect to any Lien, other than Permitted Liens, on Buyer’s Transponders arising prior to the termination of this Lease shall survive such termination.

(b) Quiet Enjoyment. So long as this Lease shall not have been terminated, Lessee shall have the exclusive rights to possession and control of Buyer’s Transponders and Lessor shall not take or cause to be taken any action contrary to Lessee’s rights under the Lease, including any action that interferes with the uninterrupted possession, control and quiet enjoyment of the use or non-use of Buyer’s Transponders by Lessee, and Lessee shall have the right to use or not use Buyer’s Transponders in its sole discretion.

(c) Bandwidth Use Agreements; Lease Assignments. Lessee may use Buyer’s Transponders to broadcast its satellite radio service as authorized and licensed by the FCC or render any other communications service that it is authorized or licensed to provide by the FCC, and Lessee or any Affiliate thereof may provide capacity or bandwidth on Buyer’s Transponders and/or make available, allocate or provide for use to third parties bandwidth on the XM system in the ordinary course of their respective satellite radio businesses as provided below, including for such third party uses as data transmissions for automotive telematics and data applications and programming; provided that no such use or rendering of any such communications service or the providing of capacity or bandwidth on Buyer’s Transponders, and neither the entering into nor performing of any agreement related thereto, (i) shall operate to reduce, excuse or in any way affect the obligations of Lessee hereunder and under the other Operative Documents or the XM Agreements to which it is a party and as to which Lessee will remain primarily liable or (ii) shall be in violation of any Applicable Law, except where such violation could not reasonably be expected to have an Adverse Effect.

So long as the majority of the capacity and bandwidth of Buyer’s Transponders continues to be used in the satellite radio business of Lessee or any Affiliate thereof, Lessee may, without the consent of or prior notice to Lessor, grant rights to use, license or assign portions of the capacity or bandwidth of Buyer’s Transponders during the Lease Term to, or enter into short term or long term service contracts with, any Person (including, without limitation, to a “tax-exempt” entity as defined in Section 168(h) of the Code), or permit Seller or any other such Person (including, without limitation, to a “tax-exempt” entity as defined in Section 168(h) of the Code) to use capacity or bandwidth on Buyer’s Transponders during the Lease Term (collectively, “Bandwidth Use Agreements”), in each case in the ordinary course of the Lessee’s satellite radio business (as reasonably determined by the Lessee) and on and subject to the following terms and conditions:

(i) the rights of any licensee, assignee or user thereunder (collectively, “Assignee or User”) shall be limited by the terms and conditions of this Lease, including, without limitation, Lessor’s right to repossess Buyer’s Transponders upon the occurrence of an Event of Default or other termination of this Lease, and shall not extend beyond the rights of Lessee hereunder; provided that the term of such Bandwidth Use Agreement may extend beyond the expiration of the Lease Term to the extent permitted in Section 6(d);

(ii) such Bandwidth Use Agreements shall not be in violation of Applicable Law (including, without limitation, approval of the FCC or any other applicable Governmental Body having been obtained for any change of control to the extent required by Applicable Law), except where it could not reasonably be expected to have an Adverse Effect, and shall not cause Lessee to be in violation of the terms of this Lease or the terms of any insurance required to be maintained pursuant to Section 9;

(iii) upon written request by Lessor, Lessee shall promptly advise Lessor of the aggregate amount of capacity or bandwidth on Buyer’s Transponders subject to any Bandwidth Use Agreement; and

(iv) if Lessee enters into or modifies in any relevant manner any Bandwidth Use Agreement entered into with a “tax-exempt entity” (within the meaning of section 168(h) of the Code) on or prior to the fourth Thursday in November, 2011, Lessee shall, promptly after such entry or modification, provide Lessor copies of the terms, other than pricing, of such agreement relevant to a determination of whether such agreement may cause all or a portion of Buyer’s Transponders to constitute “tax-exempt use property” (within the meaning of section 168(h) of the Code). At the request of Lessee, and at Lessee’s expense, Lessor shall, together with Independent Tax Counsel, review a Form of Bandwidth Use Agreement, and advise Lessee whether such proposed agreement (if executed in accordance with the terms thereof) is likely to, in the view of Lessor and Independent Tax Counsel, for purposes of clause (iv) above and the Tax Indemnification Agreement give rise to a potential claim for indemnification under the Tax Indemnification Agreement with respect to such Bandwidth Use Agreement.

In addition, to the extent that any Bandwidth Use Agreement effects an assignment of any of Lessee’s technical obligations hereunder, such assignment shall be in accordance with FCC Rules and any assignee with respect thereto shall be technically qualified (either directly or through an independent contractor) to perform such obligations, as reasonably determined by Lessee.

For the avoidance of doubt, no such Bandwidth Use Agreement shall constitute an assignment or sublease of Lessee’s leasehold interest hereunder, and Lessee shall remain primarily liable to Lessor for the performance of Lessee’s obligations under this Lease to the same extent as if such Bandwidth Use Agreements had not occurred. Lessee shall not, without the prior written consent of Lessor, assign or sublease its leasehold interest under this Lease, in whole or in part (for the avoidance of doubt, an “assignment” or “sublease” shall mean a transaction in which Lessee conveys or purports to convey a property interest in Buyer’s Transponders or its leasehold interest under this Lease, as distinguished from the grant of contractual rights to use capacity or bandwidth or otherwise receive satellite transponder services governed by the preceding paragraphs regarding Bandwidth Use Agreements). Lessee acknowledges that Lessor may condition its consent to any such assignment or sublease on (i) receipt of an opinion of Independent Tax Counsel that Owner Participant should not suffer a Tax Loss or Income Inclusion as a result of such assignment or sublease, or (ii) such assignment or sublease (A) containing an agreement by the assignee or sublessee that its rights under such assignment or sublease being expressly subject and subordinate to this Lease and (B) prohibiting the assignee or sublessee from entering into any further assignment or sublease agreements without obtaining the written consent of Lessee and Lessor and such further assignment or sublease being expressly subject and subordinate to this Lease to the same extent as such assignment or sublease.

(d) Return of Transponders. Notwithstanding Section 6(c)(i), any Bandwidth Use Agreement may by its terms extend, or be extended by the Assignee or User, beyond the Lease Term, provided that Buyer’s Transponders shall, at the time of Redelivery to Lessor pursuant to Section 10, be free and clear of any continuing rights of or obligations to any Assignee or User or other Person, unless Lessor shall otherwise expressly agree in writing at the request of Lessee.

SECTION 7. Operation; Maintenance; Compliance with Law; Location of Satellite; Substitution of Transponders.

During the Lease Term, with respect to the Satellite and Buyer’s Transponders:

(a) Operation. Lessee and Lessor acknowledge that although Lessor owns Buyer’s Transponders, Lessor does not own the other portions of, or have any operational control over, the Satellite. Lessee acknowledges and agrees that in entering into this Lease, it is assuming responsibility for providing (through an agreement with the owner of such other portions of the Satellite or otherwise) for the operations and maintenance of the Satellite. As part of its obligation to operate and maintain the Satellite, Lessee shall provide or cause to be provided to Lessor written operational reports concerning the Satellite and Buyer’s Transponders on a semi-annual basis, which reports shall (subject to Section 14(c)) contain the types of information identified in Section 7.1 of the Service Agreement; provided, that, notwithstanding anything else in this Lease to the contrary, all transfers of information between Lessor and Lessee shall be in compliance with all Applicable Laws, including without limitation applicable Export Control Laws, and Lessee shall not be required to transfer any information to Lessor unless and until compliance with applicable Export Control Laws has been confirmed, and provided further, that, if Lessee is withholding information from Lessor because of the need to comply with Export Control Laws before transferring such information, Lessee shall notify Lessor of such withholding. Subject to Section 5(b)(ii), Lessee shall observe and perform each and every obligation (and shall exercise all rights where failure to do so would have a material adverse effect on Lessor’s interest in, or the value (including the expected residual value), utility or useful life of, the Satellite or Buyer’s Transponders upon the expiration or termination of the Lease) of Buyer under the Purchase Agreement, and shall keep the same in full force and effect. Lessee shall not use Buyer’s Transponders during the Lease Term or authorize any third party to use Buyer’s Transponders in breach of the Purchase Agreement or any Applicable Laws applicable to Lessee, Lessor (in its capacity as owner of Buyer’s Transponders, without regard to Applicable Laws applicable to Lessor solely because of its being engaged in a regulated activity of any type other than the owning and leasing of Buyer’s Transponders), Owner Participant (in its capacity as beneficial owner of Buyer’s Transponders, without regard to Applicable Laws applicable to Owner Participant solely because of its being engaged in activities of any type other than the owning and leasing of Buyer’s Transponders), such third party or Buyer’s Transponders (in each case, other than Applicable Laws as to which noncompliance would not reasonably be expected to have an Adverse Effect), or in violation of any authorization or Applicable Law relating to Buyer’s Transponders or the Satellite or Lessee issued or adopted by any Governmental Body having jurisdiction over Buyer’s Transponders, the Satellite or Lessee or of applicable insurance provisions (if insurance is then required to be maintained pursuant to Section 9), other than (i) any provision of such Applicable Law, authorization or insurance as to which noncompliance would not reasonably be expected to have an Adverse Effect or (ii) unless the validity of such Applicable Law or authorization is being contested in good faith and by appropriate proceedings (but only so long as such proceedings do not involve any risk of civil or criminal liability to Lessor, Owner Participant or the Indenture Trustee, and do not involve any material danger of the sale, forfeiture, material loss or diminution in value of Buyer’s Transponders or the rights of Lessor or Owner Participant or the Indenture Trustee under any XM Agreement or any Operative Document and adequate reserves with respect thereto shall have been established in accordance with GAAP). As used herein, “Adverse Effect” shall mean that which would materially adversely affect the financial condition, business, operations or properties of Holdings on a consolidated basis or involve any material danger (x) of the loss of any FCC authorization to operate the Satellite or maintain it in the orbital location permitted by Section 7(d), (y) of any adverse effect on the validity or enforceability of any Operative Documents or the XM Agreements, or any material adverse effect on the ability of Lessee to perform its obligations under the Operative Documents and under the XM Agreements or of the sale, forfeiture, loss or diminution in value (including the expected residual value), utility or useful life of Buyer’s Transponders (in each case with regard to matters other than fuel), or (z) of the imposition of criminal or civil liability on the Lessor, the Owner Participant or the Indenture Trustee.

(b) Maintenance. Lessee hereby agrees to use its best efforts to cause Holdings, as Seller, to fulfill all of its obligations under the Purchase Agreement. Lessee, at its expense, shall operate, maintain, manage and monitor, or cause to be operated, maintained, managed and monitored, the Satellite and Buyer’s Transponders in good working order and repair, ordinary wear and tear excepted, (i) consistent with operations procedures in effect from time to time for other satellites, in active use, owned, leased or operated by Lessee; (ii) in accordance with the manufacturer’s recommended use, as Lessee and the manufacturer may agree to amend from time to time; (iii) in compliance with all Applicable Laws (other than Applicable Laws as to which noncompliance would not reasonably be expected to have an Adverse Effect); and (iv) in accordance with all applicable requirements of any insurance policy then in effect that is required by Section 9 hereof. The foregoing notwithstanding, if Lessee is unable temporarily to perform its maintenance obligations hereunder due to any Force Majeure Event, then, provided such temporary failure to perform does not cause a permanent, material diminution in the value (including the expected residual value), utility or useful life of Buyer’s Transponders and is capable of cure before any such permanent, material diminution in value would result, such failure shall not constitute a breach of Lessee’s obligations under this Lease. Without limiting the generality of the foregoing, at any time during the Lease Term, Lessee may arrange for and enter into agreements for the provision of services required to comply with this Section 7 (the “Substitute Service Agreement”) with a sound and reputable service provider, which may or may not be the Outsource Service Provider or an Affiliate of Outsource Service Provider or Lessee (the “Substitute Service Provider”), and which provider, if other than Outsource Service Provider, shall be reasonably acceptable to Lessor; provided, however, that Lessee shall remain primarily liable to Lessor for the performance of all of the terms of this Lease to the same extent as if such Substitute Service Agreement had not been entered into.

(c) Compliance with Law. Lessee shall maintain (or cause to be maintained) all permits, licenses and approvals required by the FCC or under any Applicable Law to operate the Satellite and Buyer’s Transponders and shall satisfy the applicable requirements of the FCC, any other Governmental Body and any statute, regulation, rule or order applicable to operators, users or lessees of Buyer’s Transponders; provided, however, that Lessee shall not be deemed to have breached the foregoing covenant unless such non-maintenance or non-satisfaction would reasonably be expected to have an Adverse Effect. To the extent permitted by law, Lessee or any Affiliate thereof shall prepare and file in timely fashion, or, where Lessor, Owner Participant or Indenture Trustee shall be required so to file, prepare and deliver to such Person within a reasonable time prior to the date for filing, any reports with respect to Buyer’s Transponders which are required to be filed with any Governmental Body during the Lease Term. Lessor shall notify Lessee promptly after Lessor has Actual Knowledge of any reports or filings required of Lessor by law in connection with its ownership of Buyer’s Transponders. If Lessee shall fail to timely prepare, deliver or file any such report solely as a result of the failure of Lessor, Owner Participant or Indenture Trustee timely to provide Lessee with (i) any information required in such report which is in the possession of Lessor, Owner Participant or Indenture Trustee and is not reasonably available to Lessee or (ii) notice of the requirement of such report if such report is required as to Lessor, Owner Participant or Indenture Trustee for any reason other than such Person’s interest in Buyer’s Transponders, Lessee shall incur no liability to any such Person failing to provide such information or notice to the extent such liability is incurred by the failure to provide such information or notice (unless Lessee already had Actual Knowledge of such requirement, Lessee fails to request such information from such Person and such failure has an Adverse Effect). Lessor hereby appoints Lessee its attorney-in-fact, to the extent permitted by Applicable Law, to execute such reports in the name of Lessor and to file such reports to the extent Lessor would otherwise be required to file such reports in its name, and Lessor shall cooperate in furnishing Lessee such information as is available to it which must be included in such reports. Upon demand, Lessee shall reimburse Lessor, Owner Participant or Indenture Trustee on an After-Tax Basis for any reasonable out-of-pocket costs incurred by each such Person, respectively, in connection with the preparation and filing of any such reports. Lessee shall, on a periodic basis, furnish Lessor, Owner Participant or Indenture Trustee with a copy of all reports filed by Lessee on behalf of any such Person pursuant to this Section 7(c).

(d) Location of Satellite. During the Lease Term, Lessee shall not move (or cause or suffer to be moved) or seek or permit to move, without Lessor’s prior consent, the Satellite to an orbital location different from the Permanent Orbital Location; provided, however, that, without Lessor’s prior consent, Lessee (i) may, and shall be obligated to, move the Satellite (at Lessee’s expense) to a different orbital location at any time or times if required to comply with a requirement of the FCC, and (ii) may seek to move, and may move, the Satellite to a different orbital location if (A) it would not have the effect of (x) reducing the fuel below the amount of fuel necessary for Buyer’s Transponders to have an economic useful life of fifteen (15) years in the aggregate measured from the In-Service Date or (y) (with regard to matters other than fuel) have an Adverse Effect (taking into account any reasonably expected repositioning at the end of the Basic Term), and (B) Lessee has all Governmental Body authorizations necessary to operate in such different orbital position. Lessee shall give written notice of any such move to Lessor promptly after a decision to move the Satellite to a different orbital location has been made by Lessee, and shall deliver an Officer’s Certificate to Lessor, based on the reasonable advice of Lessee’s lead satellite technical experts, to the effect that the conditions described in clauses (A) and (B) have been met in connection with such move of the Satellite. Neither Lessee nor any of its Affiliates shall seek any order or approval from the FCC requiring or allowing the movement of the Satellite other than pursuant to clause (ii) above.

(e) Substitution of Transponders. After the occurrence of a Substitution Event, Lessee shall have the right, in its discretion, subject to the conditions set forth in this Section 7(e), within one-hundred-eighty (180) days after the occurrence of such Substitution Event, to substitute (a “Substitution”) for Buyer’s Transponders leased hereunder, all of the transponders (“Substitute Transponders”) aboard another satellite (“Substitute Satellite”) which is in service or placed into service prior to the date of such Substitution. For purposes of this Lease, each of the following shall be deemed to be a “Substitution Event”: (i) an Event of Loss (other than an Event of Loss under clause (g), (h) or (i) of the definition thereof), (ii) one or more Partial Losses with estimated damage or expected insurance proceeds in excess of $50 million in the aggregate, (iii) Lessee shall in good faith determine that Buyer’s Transponders have become uneconomic, obsolete or surplus to Lessee’s requirements, including Lessee’s determination that replacement transponders are reasonably necessary for Lessee’s service to remain competitive with other satellite or digital radio service providers, and (iv) an event which would require a Substitute Satellite or Substitute Transponders to assure Continuity of Service as permitted by Section 13(c) (in each case, as evidenced by a resolution to such effect adopted by the board of directors of XM and Holdings). Upon fulfillment of the conditions specified in this Section 7(e), the Substitute Transponders shall be conveyed to Lessor and leased to Lessee hereunder.

The Substitution of Substitute Transponders pursuant to this Section 7(e) (or Section 8(a) or Section 12(a)) shall be subject to fulfillment of the following conditions precedent on the date of the proposed Substitution at Lessee’s sole cost and expense (and, in the case of clauses (iii), (iv), (v), (vi), (viii), (ix) (if applicable), (x) and (xii), to the reasonable satisfaction of Lessor and, so long as the Lien of the Indenture is in effect, the Indenture Trustee, at the direction of the Majority Interest of Noteholders): (i) no Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing or would exist immediately following the proposed Substitution, and, immediately following the proposed Substitution, Lessee would be in compliance with the insurance requirements of Section 9 which shall, for the avoidance of doubt, apply to the Substitute Satellite; (ii) on the date of such Substitution, the Substitute Transponders (A) shall meet the applicable transponder performance specifications set forth in the purchase agreement pursuant to which Lessee or its Affiliate acquired such Substitute Transponders, and shall offer the same or better level of functionality and performance as Buyer’s Transponders with respect to Lessee’s satellite radio business, (B) shall have a remaining economic useful life equal to or greater than Buyer’s Transponders being replaced, (C) shall have the same or greater value, utility and estimated residual value as Buyer’s Transponders being replaced and (D) shall offer the same or better level of functionality and performance than Buyer’s Transponders for use outside of Lessee’s satellite radio business, with (A) and (D) to be determined by a written certification from an independent third party satellite consultant chosen by Lessee and reasonably acceptable to Owner Participant and, so long as the Lien of the Indenture is in effect, Indenture Trustee and (B) and (C) to be determined pursuant to an appraisal (in each case, assuming the Satellite and Buyer’s Transponders being replaced has been operated and maintained in accordance with this Lease and had not suffered the Substitution Event) performed by an appraiser selected by Lessor (and reasonably acceptable to Indenture Trustee, acting at the direction of the Majority Interest of Noteholders) within ten (10) Business Days after written notice from Lessee of a proposed Substitution (or, in the absence of such selection by Lessor, as selected by Lessee) from an agreed list of appraisers (a “Selected Appraiser”), which appraisal shall be performed within thirty (30) days of the selection of the Selected Appraiser; (iii) Lessor shall have received a bill of sale, substantially in the form of the Bill of Sale, conveying title to the Substitute Transponders to Lessor; (iv) if so requested by Lessor, or for so long as the Indenture shall be in effect, by Indenture Trustee, at the direction of the Majority Interest of Noteholders, Lessee shall have entered into a lease supplement with respect to the Substitute Transponders hereto covering the Substitute Transponders and, if so requested by Indenture Trustee, at the direction of the Majority Interest of Noteholders, Lessor shall have delivered an Indenture Supplement with respect to the Substitute Transponders to Indenture Trustee; (v) Lessor shall receive good title to the Substitute Transponders free and clear of all Liens other than Permitted Liens of the type discussed in clauses (a) and (b) of the definition thereof; (vi) the Substitute Transponders shall be covered by an assignment and consent instrument similar in form and substance to the Consent and Agreement; (vii) Lessee shall have delivered to Lessor and Indenture Trustee a certificate from Lessee’s President or Chief Financial Officer, which shall be conclusive on the issue, stating that such Substitution is required as a result of the occurrence of a Substitution Event and is not being done primarily to obtain alternative financing on Buyer’s Transponders, (viii) Lessee shall have delivered to Lessor and Indenture Trustee a certificate from an officer of Lessee that the Substitute Transponders meet the required standards set forth in (A), (B), (C) and (D) of clause (ii), above; (ix) Lessee and Seller shall have executed and delivered to Lessor and Indenture Trustee a transponder purchase agreement and a service agreement covering the Substitute Transponders and Substitute Satellite on terms substantially similar to those contained in the Purchase Agreement and the Service Agreement, respectively, such agreement modified only to reflect differences in the economic useful life and other attributes unique to the Substitute Satellite and the Substitute Transponders thereon, or executed and delivered an amendment to the Purchase Agreement and the Service Agreement to reflect the Substitution of the Substitute Transponders for Buyer’s Transponders and substitution of the Substitute Satellite for the Satellite (each such agreement to be deemed for all purposes thereafter, an XM Agreement or Operative Document, as applicable), and Holdings shall have executed and delivered to Lessor and Indenture Trustee a supplement to the Guarantee Agreement replacing the Substitute Satellite for the Satellite under Annex A to the Guarantee Agreement; (x) Lessee shall have delivered to Owner Participant (A) an opinion of Independent Tax Counsel to the effect that Owner Participant should not suffer a Tax Loss or Income Inclusion as a result of such Substitution, or (B) other than in the case of an Event of Loss, a written offer to purchase all of Lessor’s right, title and interest in Buyer’s Transponders as of the next Casualty Payment Date not less than sixty (60) days following such offer for an amount equal to the higher of the Fair Market Sales Value or Stipulated Loss Value, together, in either case, with the Premium Amount, if any, of Buyer’s Transponders as of such Casualty Payment Date, plus the other payments referred to in clauses (x), (y) and (z) below, provided, however, that no such offer or tax opinion shall be required if Lessee and Owner Participant enter into a written agreement with regard to an indemnity payment in lieu of such opinion (and Owner Participant agrees to negotiate in good faith toward the same at request of Lessee, it being understood that Owner Participant shall be under no obligation to agree to any such indemnity); (xi) Owner Participant shall not have delivered to Lessee, within fifteen (15) Business Days of Lessee’s written notice to Lessor of Lessee’s intent to exercise the foregoing Substitution right, an Adverse Accounting Effect Certificate, or if Owner Participant shall so deliver an Adverse Accounting Effect Certificate, Lessee shall have delivered to Owner Participant, other than in the case of an Event of Loss, a written offer to purchase all of Lessor’s right, title and interest in Buyer’s Transponders as of the next Casualty Payment Date not less than sixty (60) days following such offer for an amount equal to the higher of the Fair Market Sales Value or Stipulated Loss Value, together, in either case, with the Premium Amount, if any, of Buyer’s Transponders as of such Casualty Payment Dates, plus the other payments referred to in clauses (x), (y) and (z) below; (xii) so long as the Indenture is in effect, the provisions of Section 15(b) of the Indenture shall have been satisfied; (xiii) an Opinion of Counsel delivered to Lessor as to the enforceability of the agreements referred to in clauses (iii), (iv), (vi) and (ix)

above and the perfection of any security interest contemplated by such agreements, subject to customary exceptions; (xiv) Lessee shall have delivered to Lessor and Indenture Trustee a notice of Substitution (“Substitution Notice”), which shall (A) specify the reason for Substitution, (B) specify the date of Substitution and (C) include an Officer’s Certificate, with attached board of directors resolutions, as to the determination of the basis for Substitution and (xv) Lessee shall deliver to Lessor and Indenture Trustee such other documents and evidence as Lessor, Owner Participant or Indenture Trustee shall reasonably request in connection with Substitution. Lessor shall cause Independent Tax Counsel to determine, within five (5) Business Days of Lessee’s written notice to Lessor of Lessee’s intent to exercise the foregoing Substitution right, whether it can provide the tax opinion referred to in clause (x), above.

Upon the fulfillment of the foregoing conditions and, if applicable, any indemnity payment contemplated by the agreement referred to in clause (x)(B) of the preceding paragraph, unless Lessor delivers notice accepting Lessee’s offer to purchase described in clause (x)(B) or clause (xi) of the preceding paragraph within thirty (30) days of receipt of such offer, Lessor will Transfer to Lessee all of Lessor’s right, title and interest in and to Buyer’s Transponders to be replaced as is, where is, free and clear of all Lessor Liens and Owner Participant Liens, but otherwise as is and without warranty, and will deliver to Lessee such instrument as Lessee shall reasonably request releasing Buyer’s Transponders from this Lease. Upon such Substitution for all purposes hereof, the obligation of Lessee to pay Base Rent with respect to Buyer’s Transponders shall terminate but shall continue as to the Substitute Transponders, Buyer’s Transponders shall no longer be subject to this Lease and the Lease Term with respect to Buyer’s Transponders shall end but shall apply to the Substitute Transponders, and from and after such Substitution the Substitute Transponders shall be deemed to be “Buyer’s Transponders” and the Substitute Satellite shall be deemed to be the “Satellite.”

If Lessor accepts Lessee’s offer to purchase described in clause (x)(B) or clause (xi) of the second preceding paragraph, unless Lessee elects to purchase the Beneficial Interest under Section 10.01(f) of the Participation Agreement (in which event the agreement for purchase and sale shall relate only to the Beneficial Interest and not Buyer’s Transponders), then on the specified Casualty Payment Date, Lessee will pay to Lessor or, so long as the Indenture shall remain in effect, the Indenture Trustee, an amount equal to the sum of (w) the higher of the Fair Market Sales Value of Buyer’s Transponders and the Stipulated Loss Value, together, in either case, with the Premium Amount, if any, for Buyer’s Transponders determined as of such Casualty Payment Date, (x) all unpaid Base Rent due as of such Casualty Payment Date, (y) any unpaid Supplemental Rent accrued or due as of such Casualty Payment Date and (z) all reasonable out-of-pocket costs and expenses of the Lessor, Owner Participant, Owner Participant Guarantor and, for so long as the Indenture shall remain in effect, Indenture Trustee. Upon payment in full by Lessee of all of whichever of such amounts as is applicable, Lessor (as seller) shall transfer Buyer’s Transponders to Lessee, free and clear of all Lessor Liens and Owner Participant Liens, but otherwise as is and without warranty, the obligation of Lessee to pay Base Rent shall terminate, Buyer’s Transponders shall no longer be subject to this Lease and the Lease Term with respect to Buyer’s Transponders shall end.

For purposes of this Section 7(e), Fair Market Sales Value shall be determined in accordance with the Appraisal Procedure.

Unless Lessee shall have provided the Final Notice indicating Lessee’s intention to either purchase Buyer’s Transponders pursuant to Section 19(a)(i) or renew this Lease for the Renewal Term pursuant to Section 18(b), Lessee shall not be entitled to exercise the foregoing Substitution right during the last eighteen (18) months of the Basic Term or Renewal Term, as applicable.

SECTION 8. Termination.

(a) Early Termination or Substitution. Provided that no Lease Rental Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing, in the event that Lessee shall in good faith determine that (i) Buyer’s Transponders have become uneconomic, obsolete or surplus to Lessee’s requirements, (ii) replacement transponders are reasonably necessary for Lessee’s service to remain competitive with other satellite or digital radio service providers or advisable to assure Continuity of Service described in Section 13(c)(ii) or (iii) there shall have occurred one or more Partial Losses with estimated damage or expected insurance proceeds in excess of $50 million, in the aggregate (in each case, as evidenced by a resolution to such effect adopted by the board of directors of XM and Holdings), Lessee shall have the option, during the Basic Term (and not during the Renewal Term), upon furnishing a notice to Lessor and Indenture Trustee, to effect a Substitution of Substitute Transponders under Section 7(e) by providing Lessee’s election to provide Substitute Transponders, subject to the requirements of Section 7(e), or, upon at least one-hundred-eighty (180) days prior written notice to the Lessor and Indenture Trustee (or such lesser number of days, as may be agreed to by Lessor and Indenture Trustee in the event Lessee has first sought to effect a Substitution), terminate this Lease on any Rent Payment Date (the “Termination Date”); provided, that if Lessee shall deliver the certification described in the last sentence of Section 13(c) which confirms Lessee’s determination that a satellite to be launched, leased or operated is reasonably necessary or advisable to assure Continuity of Service or for Lessee’s service to remain competitive with other satellite radio or digital radio service providers, and Holdings, Lessee or any of their respective Affiliates launches, leases or operates such a satellite (or signs a binding contract to do so) at any time before the Satellite ceases to be capable of being used for the Satellite Mission or Lessee causes such a satellite to be constructed, launched and placed in service, Lessee shall exercise such option to effect such a Substitution (and for purposes of this proviso, Substitution may occur at any time prior to the end of the Lease Term) or terminate this Lease pursuant to Section 8(a)(ii) above (x) no later than the date the Satellite is removed from service or (y) if the proposed new satellite does not go into service before the end of the Lease Term, Lessee shall be required to exercise this option to terminate this Lease one (1) day prior to the end of the Basic Term or Renewal Term, as applicable.

The following provisions shall apply in the event of a termination under this Section 8(a). For the avoidance of doubt, in the event of a Substitution, these provisions shall not apply, but the provisions of Section 7(e) shall apply.

(1) During the period from the giving of such notice of termination for Buyer’s Transponders until sixty (60) days prior to the Termination Date, Lessee, as non-exclusive agent for Lessor, shall use commercially reasonable efforts to solicit unconditional cash bids from Persons other than Lessee or its Affiliates to purchase Buyer’s Transponders on the Termination Date, and Lessee shall, during the period from the giving of such notice of termination until sixty (60) days prior to the Termination Date (as set forth in the second preceding paragraph), from time to time at the request of Lessor or Indenture Trustee, inform Lessor and Indenture Trustee of the results of its efforts and shall certify to Lessor and Indenture Trustee, at least sixty (60) days prior to the Termination Date, the amount and terms of each such bid which has theretofore been submitted and the name and address of the party submitting such bid. Lessor and Owner Participant shall each have the right to solicit bids or each to make its own bid, provided that any bid by Lessor or Owner Participant shall be submitted to Lessee prior to the disclosure by Lessee to Lessor or Owner Participant of any other bids. Neither Lessor nor Owner Participant shall be under any duty to make or solicit bids or to inquire into the efforts of Lessee to obtain bids. Each bid solicited by Lessee (a) shall be for payment in full in cash and (b) shall not involve any consideration to be received by Lessee or any of its Affiliates or be connected, directly or indirectly, with any transaction between the purchaser and the Lessee or any of its Affiliates (collectively, a “Bona Fide Bid”). On or prior to the fortieth (40th) day prior to the Termination Date, Lessee may (provided that Lessee has not previously canceled a proposed termination except for a deemed cancellation as provided in Sections 8(a)(2) and 8(c) hereto), by notice to Lessor and Indenture Trustee, cancel the proposed termination of this Lease for Buyer’s Transponders, whereupon this Lease shall continue in full force and effect with respect to Buyer’s Transponders; provided, however, that Lessee may cancel a proposed termination pursuant to this Section on no more than one (1) occasion during the Lease Term and may not cancel a proposed termination within the last eighteen (18) months of the Lease Term.

If Lessee does not cancel such proposed termination as set forth in the last sentence of the preceding paragraph and any Bona Fide Bids are received on or prior to the sixtieth (60th) day before the Termination Date, Lessee’s notice of termination shall become irrevocable on the 10th Business Day prior to the Termination Date and Lessor shall on the Termination Date, provided that the conditions of subsections (a) and (b) have been fulfilled and any required approvals of any Governmental Body have been obtained, sell Buyer’s Transponders to the bidder which shall have submitted the highest Bona Fide Bid for Buyer’s Transponders and which has not defaulted on its bid (or to the next successively highest bidders, if any, which shall have submitted Bona Fide Bids, in the case of a default by the prior bidder, provided such sale shall have been consented to by Lessee if the Bona Fide Bid related thereto is for an amount less than the applicable Stipulated Loss Value (together with the Premium Amount, if any) for Buyer’s Transponders) for Buyer’s Transponders upon receipt in immediately available funds of the amount specified in such bid. Such funds shall be paid either to Indenture Trustee or to Lessor, as required pursuant to the Indenture. All reasonable out-of-pocket costs and expenses incurred by Lessor or Indenture Trustee including, without limitation, attorneys’ fees, in connection with any notice of termination, regardless of whether a sale is completed or Lessee withdraws its notice of termination, shall be paid by Lessee on an After-Tax Basis.

(2) If no sale of Buyer’s Transponders shall have occurred in accordance with Section 8(a)(1) on the Termination Date, or if all bidders having submitted Bona Fide Bids for Buyer’s Transponders that were for an amount at least equal to Stipulated Loss Value (together with the Premium Amount, if any) for Buyer’s Transponders (or if for less than such Stipulated Loss Value (together with the Premium Amount, if any), the sale to such bidder was consented to by Lessee) have defaulted on such bids, then the Lease shall continue in full force and effect and the termination notice given by Lessee shall be deemed to have been canceled by Lessee.

(3) Notwithstanding anything to the contrary in this Section 8(a), if the bidder to whom the sale would otherwise have taken place shall have defaulted on its bid within the ten (10) Business Day-period ending on the Termination Date, Lessee shall nonetheless make, on the Termination Date, (A) all the payments specified in the first sentence of Section 8(b) (but not the payment called for by the second sentence of Section 8(b)), and (B) payment of Stipulated Loss Value (together with the Premium Amount, if any) for Buyer’s Transponders as of the Termination Date. Promptly thereafter, Lessor shall, at Lessee’s expense, use its reasonable commercial efforts to sell Buyer’s Transponders to an unaffiliated third party. Lessor shall retain the net proceeds of any such sale in excess of Stipulated Loss Value (together with the Premium Amount, if any) for Buyer’s Transponders as of the Termination Date and pay to Lessee the net proceeds of such sale up to but not exceeding Stipulated Loss Value (together with the Premium Amount, if any) for Buyer’s Transponders as of the Termination Date within five (5) Business Days of receipt of the proceeds of such sale. Upon payment by Lessee of all the amounts due pursuant to this Section 8(a)(3), the obligation of Lessee to pay Base Rent and Supplemental Rent, other than to pay Supplemental Rent attributable to acts, events or conditions occurring or existing on or prior to such termination or indemnification or other obligations which by their terms survive such termination, shall terminate, Buyer’s Transponders shall no longer be subject to this Lease and the Lease Term with respect to Buyer’s Transponders shall end.

(b) Termination Payments. As a condition to the obligation of Lessor to terminate the Lease and to sell Buyer’s Transponders pursuant to Section 8(a) on the Termination Date therefor, Lessee shall on the Termination Date pay to Lessor the sum of (A) all unpaid Base Rent due on or prior to such Termination Date, (B) any unpaid Supplemental Rent accrued or due as of such Termination Date (excluding Stipulated Loss Value (together with the Premium Amount, if any)) and (C) all reasonable out-of-pocket costs and expenses incurred by Lessor, Owner Participant, Owner Participant Guarantor and, for so long as the Indenture shall be in effect, Indenture Trustee, in connection with any notice of termination. In addition, Lessor shall retain the net proceeds of such sale of Buyer’s Transponders and Lessee shall pay to Lessor the excess, if any, of Stipulated Loss Value (together with the Premium Amount, if any) for Buyer’s Transponders (computed as of the Termination Date) over such net sales proceeds. Upon receipt by Lessor of the net proceeds of such sale of Buyer’s Transponders and payment by Lessee of all amounts due pursuant to this Section 8(b), the obligation of Lessee to pay Base Rent and Supplemental Rent, other than to pay Supplemental Rent attributable to acts, events or conditions occurring or existing on or prior to such termination or indemnification or other obligations which by their terms survive such termination, shall terminate, Buyer’s Transponders shall no longer be subject to this Lease and the Lease Term with respect to Buyer’s Transponders shall end.

(c) Retention of Transponders by Lessor. If Lessee shall elect to terminate this Lease pursuant to Section 8(a), Lessor may, subject to Lessee’s right to cancel the termination notice, elect to retain rather than sell Buyer’s Transponders by giving irrevocable notice to Lessee and Indenture Trustee no later than forty-five (45) days prior to the Termination Date. If Lessor so elects to retain Buyer’s Transponders, on the Termination Date (i) Lessor

shall pay to Indenture Trustee an amount equal to the outstanding principal of, and accrued interest on, the outstanding Notes and any applicable Premium Amount, (ii) Lessee shall pay to Lessor or the Person entitled thereto as provided in the Operative Documents (A) all unpaid Base Rent due on or prior to the Termination Date, (B) all unpaid Supplemental Rent (other than any amounts required to be paid by Lessee pursuant to the second sentence of Section 8(b)) accrued or due on or prior to the Termination Date, if any, and (C) all reasonable out-of-pocket costs and expenses incurred by Lessor, Owner Participant, Owner Participant Guarantor and, for so long as the Indenture shall be in effect, Indenture Trustee, in connection with any notice of termination, (iii) upon payment of such amounts, this Lease and the obligations of Lessee hereunder shall terminate, other than to pay Supplemental Rent attributable to acts, events or conditions occurring or existing on or prior to such termination or indemnification or other obligations which by their terms survive such termination, and (iv) Lessor shall execute and deliver to Lessee, at Lessee’s reasonable expense, such instruments as Lessee shall reasonably request to evidence the termination of this Lease. In the event Owner Participant fails to make funds available to Owner Trustee to enable Lessor to pay the amounts specified in clause (i) of this Section 8(c) or Lessee fails to pay the amounts specified in clause (ii) of such sentence, Lessee shall be deemed to have canceled its notice of termination and the Lease shall continue in full force and effect (and in the case of Lessor’s failure to pay the amounts set forth in clause (i), above, Lessee shall have the right to enforce the obligations of Owner Participant as set forth in Section 5.02(g) of the Participation Agreement).

SECTION 9. Insurance .

(a) Requirement to Obtain and Maintain In-orbit Satellite Insurance. During the Lease Term, Lessee shall use commercially reasonable efforts to obtain and maintain (or cause to be maintained) satellite in-orbit insurance with respect to loss, damage or failure of the Satellite, on terms and conditions generally comparable to such insurance that Lessee and its Affiliates customarily maintain for the other satellites owned or operated by them in their satellite radio businesses (the “XM Customary Terms”, which terms may include deductibles and self-insured retentions customarily maintained by Lessee or its Affiliates), in an amount not less than (i) the Stipulated Loss Value for Buyer’s Transponders from time to time, or (ii) at any time when an Effective Equity Wrap or alternative arrangements specified in Section 9(b) are in place, the amount of principal outstanding under the Notes from time to time, together with accrued and unpaid interest thereon. If satellite in-orbit insurance with respect to the Satellite on the XM Customary Terms is not available, Lessee will obtain such insurance on terms reasonably available in the insurance market for a commercially reasonable premium. If no satellite in-orbit insurance with respect to the Satellite is then available in the insurance market on commercially reasonable terms, Lessee shall establish a self-insurance and risk retention program until such time as in-orbit insurance with respect to the Satellite becomes available in the insurance market on commercially reasonable terms, at which time Lessee shall use commercially reasonable efforts to obtain and maintain satellite in-orbit insurance as provided above in this paragraph. Lessor acknowledges and agrees that the in-orbit insurance coverage provided under the launch insurance policy maintained by or on behalf of Lessee as of the date hereof and additional excess insurance policy (a description of such policy and insurance slips authenticating placement of the policy have been previously provided to Lessor) shall be deemed to satisfy, to the extent of the amount of such insurance, Lessee’s satellite in-orbit insurance obligations under this Section 9(a) until the expiration or termination of such launch insurance policy and excess insurance policy. To the extent the excess insurance policy does not cover partial losses, Lessee agrees that the insurance policy that replaces such excess insurance policy shall not be subject to such limitation.

(b) Alternative Arrangements. At any time during the Lease Term when Lessee is required to carry satellite in-orbit insurance, Lessee may provide a letter of credit reasonably acceptable to Lessor and, for so long as the Indenture shall remain in effect, Indenture Trustee, from an Eligible Bank, deposit cash into an escrow account or obtain such other surety arrangement reasonably acceptable to Lessor and, for so long as the Indenture shall remain in effect, Indenture Trustee, as a self-insurance arrangement to satisfy a portion of Lessee’s satellite in-orbit insurance obligations, provided that such alternative arrangements shall only satisfy that portion of Lessee’s satellite in-orbit insurance obligations in an amount not to exceed the excess of the Stipulated Loss Value for Buyer’s Transponders from time to time over the amount of principal outstanding under the Notes at such time or times, less a pro rated portion of the amount of any general deductible or self-insured retention under the satellite in-orbit insurance with respect to the Satellite then maintained by Lessee (such pro ration to be based on the ratio of such alternative arrangement to the amount of such satellite in-orbit insurance then maintained by Lessee).

(c) Additional Insureds. Satellite in-orbit insurance policies maintained in accordance with this Section 9, to the extent reasonably available in the insurance market on commercially reasonable terms (except with respect to clause (i) below, which shall not be subject to such availability condition), (i) shall name (x) Lessor or, so long as the Indenture shall be in effect, Indenture Trustee as additional insured and loss payee, and (y) at any time when Lessee does not have an Effective Equity Wrap or alternative arrangements specified in Section 9(b) in place, Owner Participant and Trust Company as an additional insured with respect to the portion of such insurance covering the amount of principal outstanding under the Notes from time to time, together with accrued and unpaid interest thereon but without imposing upon any such parties any obligation to pay the premium for such policies, (Lessor acknowledging that Lessee’s obligation to name Lessor, Indenture Trustee, Owner Participant and Trust Company as additional insureds may be subject to each making any warranties to the insurers required by the insurers to the effect that they do not have operational control of the Satellite during the Lease Term absent an Event of Default; (ii) shall provide that such insurance may be canceled only by mutual agreement among Lessee, the additional insured and the insurer (except the insurer may cancel such insurance for non-payment of premium); (iii) shall provide that any loss shall be adjusted by Lessee with the insurance carriers, except that Lessor (or so long as the Indenture shall be in effect, Indenture Trustee) shall be permitted to file a claim or proof of loss, as applicable, in the place of the Lessee if Lessee fails or may fail to timely file the same, subject to compliance by Lessor (or so long as the Indenture shall be in effect, Indenture Trustee) with the terms and conditions of the applicable policy (the parties acknowledging that claims can take a considerable amount of time to assess, process, settle and get paid and that so long as Lessee advises Lessor (or so long as the Indenture shall be in effect, Indenture Trustee) that it is diligently assessing the claim, preparing the materials needed to make a filing, working to settle the claim amount and seek claim payment, Lessor (or so long as the Indenture shall be in effect, Indenture Trustee) shall not seek to file any claim or proof of loss), and be payable to Lessor (or, so long as the Indenture shall be in effect, Indenture Trustee), for application as provided in Section 12 hereof or Section 2.4 of the Indenture; (iv) shall provide that if such insurance is cancelled or reduced in coverage or amount (other than a reduction in coverage or amount resulting from a payment thereunder), the insurer or, to the extent that is not attainable from insurers despite use of commercially reasonable efforts, Lessee’s space risk insurance broker shall give to Lessee and, so long as the Indenture shall be in effect, Indenture Trustee, for at least fifteen (15) business days (as defined in such policy) (or, if such period is not available, such shorter time as may be available on commercially reasonable terms) written notice of cancellation or reduction in coverage or amount, as applicable, and, for non-payment of premium, such cancellation shall not be effective as to Lessor or, so long as the Indenture shall be in effect, Indenture Trustee, in the event the insurer is paid in full within such period that portion of the premium that is due; (v) shall provide that such insurance policy is primary without right of contribution from any other insurance which is carried by Lessor, Indenture Trustee, Owner Participant or Trust Company with respect to their respective interests as such in Buyer’s Transponders; (vi) shall provide that the insurers waive subrogation and set-off rights as against the additional insureds and the Noteholders (and in the case of any insurer with a specific set-off right that would apply against the additional insureds in the amount of any outstanding premium installments, contingent additional premium, or accrued interest (the “Set-Off Amount”), if Lessee is not able to obtain a waiver of such right, Lessee may, in lieu of obtaining such a waiver, increase the amount of coverage available by the Set-Off Amount, so that the amount covered, net of the Set-Off Amount, still meets the requirements of Section 9(a) hereof) and (vii) shall provide that there shall be no recourse against the additional insured or the Noteholders or any collateral securing the Indenture for the payment of premiums or any other amounts with respect thereto. Each insurance policy shall be on terms reasonably available in the insurance market and the insurance providers (or the providers providing a majority of such insurance, if a syndicate of insurers is used) shall be recognized insurers in the commercial space risk insurance market. Lessee shall provide to Lessor and, so long as the Indenture shall be in effect, Indenture Trustee, annual certificates, reasonably standard or customary in form and substance, of all required insurance, accompanied by a statement of the relevant insurance provider (or broker representing a syndicate of insurers) that all premiums due have been paid. If Lessee shall elect to pay any insurance premiums in installments, such certificate need only certify that all installments due have been paid. Upon the renewal or replacement of any insurance policy, Lessee shall provide to Lessor and, so long as the Indenture shall be in effect, Indenture Trustee, evidence of such renewal or replacement within two (2) days before the effective date.

Copies of any notice, certificate or correspondence required by this Section to be delivered to one or more of Lessor, Indenture Trustee, Owner Participant or Trust Company shall be delivered by electronic mail or telephone (with confirmation within one Business Day by facsimile or hand delivery) to the following addresses:

If to Lessor or Trust Company:

Email Address: michael.hoggan @wellsfargo.com

Second Email Address: krystal.m.bagshaw@wellsfargo.com

Telephone Numbers: (801) 246-5555 and (801) 246-5289

Telecopier Number: (801) 246-5053

Attention: Michael D. Hoggan and Krystal Bagshaw

Address for Hand Delivery: Wells Fargo Bank Northwest

299 S. Main Street, 12th Floor

Salt Lake City, UT 84111

If to Indenture Trustee:

Email Address: rreale@bankofny.com

Second Email Address: gweissman@bankofny.com

Telephone Numbers: (212) 815-2492 and (212) 815-3349

Telecopier Number: (212) 815-5707

Attention: Remo Reale and Gregg Weissman

Address for Hand Delivery: Bank of New York

101 Barclay Street, Floor 8 West

New York, NY 10286

If to Owner Participant:

Email Address: Scott.Ackerman@archongroup.com

Second Email Address: Matthew.Lawver@gsslg.com

Telephone Number: (972) 368-2538

Telecopier Number: (972) 368-2596

Attention: Scott Ackerman and Matthew Lawver

Address for Hand Delivery: Satellite Leasing (702-4), LLC

c/o Archon Group, L.P.

600 E. Las Colinas Blvd., Suite 400

Irving, TX 75039

Lessee’s failure to deliver satisfactory evidence of coverage shall not be construed as a waiver of Lessee’s obligation to provide the required insurance coverage. Receipt by Lessor of a non-conforming certificate of insurance shall not constitute acceptance by the Lessor of the same or a waiver of any of the insurance requirements contained herein.

(d) Separate Insurance. Nothing contained in this Lease shall prevent Lessor, Indenture Trustee, Owner Participant or Lessee, each at its own expense and for its exclusive benefit, from carrying satellite in-orbit insurance covering the Satellite or Buyer’s Transponders in addition to the satellite in-orbit insurance carried by Lessee under Section 9(a) (any such additional satellite in-orbit insurance being herein called “Additional Insurance”); provided, however, that Lessee shall not be entitled to obtain any such Additional Insurance for the Satellite or Buyer’s Transponders unless Lessee shall then be maintaining satellite in-orbit insurance for the Satellite in the amount specified in Section 9(a). If there shall be any limitation with respect to the amount of Additional Insurance available with respect to the Satellite or Buyer’s Transponders, whether as a result of market capacity or otherwise, then the parties shall coordinate such that Lessee shall first be able to obtain and maintain satellite in-orbit insurance for the Satellite in the amount specified in Section 9(a), and then Lessor, Indenture Trustee, Owner Participant or Lessee shall have the right to purchase such Additional Insurance for the Satellite or Buyer’s Transponders as its interests may then appear. Unless a Bankruptcy Default, Equity Wrap Event of Default or an Event of Default shall have occurred and be continuing, prior to obtaining any Additional Insurance, Lessor, Indenture Trustee or Owner Participant, as

the case may be, shall provide Lessee with reasonable notice of the Additional Insurance (including the proposed terms thereof) intended to be obtained by it, including evidence reasonably satisfactory to Lessee that such proposed terms shall not interfere with the terms of such insurance as may be carried by Lessee under this Section 9. Lessor hereby acknowledges that providing information to certain insurers in connection with obtaining Additional Insurance may require compliance with Export Control Laws, including ITAR.

SECTION 10. Redelivery .

(a) Redelivery Terms. At the expiration or earlier termination of the Lease Term (either Basic Term or Renewal Term), if Lessee does not purchase Buyer’s Transponders, Lessee shall at Lessee’s cost and expense redeliver Buyer’s Transponders to Lessor in the condition required by Section 7 hereof. In the event of any Redelivery of Buyer’s Transponders, Lessee shall execute and deliver to Lessor an instrument substantially in the form of Exhibit A to this Lease that shall constitute evidence of surrender by Lessee of all of Lessee’s rights to Buyer’s Transponders under this Lease and the Purchase Agreement applicable thereto; provided, however, that Lessee’s Redelivery of Buyer’s Transponders hereunder shall not by itself affect the validity and effectiveness of the Purchase Agreement. Further, Lessor, in its capacity as buyer under the Purchase Agreement, shall have the right to purchase the Satellite in accordance with the terms and conditions of Section 11.03 of the Purchase Agreement. At the time of any Redelivery, (i) Buyer’s Transponders shall be free and clear of all Liens (other than Permitted Liens described in clause (a) or (b) of the definition thereof) and free and clear of any right of any Person to use or access Buyer’s Transponders other than Lessor or Owner Participant unless Owner Participant shall consent to a request by Lessee to recognize any right of any Person to use or access Buyer’s Transponders other than Lessor and Owner Participant; and (ii) Lessee shall be in compliance with Sections 7(b) and (c).

Following Redelivery of Buyer’s Transponders under this Section 10(a), Buyer’s Transponders initially shall remain in the Permanent Orbital Location (or, if applicable, another orbital location to which the Satellite may have been moved as permitted by Section 7(d)). Within six (6) months after Redelivery (or if Redelivery is occurring upon expiration of the Lease Term, within thirty (30) days after Redelivery or such shorter period necessary to permit Lessee to remove the Satellite from the Permanent Orbital Location), Lessor shall provide a written notice to Lessee that Lessor (or a Person specified by it) intends to use Buyer’s Transponders at a different orbital location (the “Lessor Orbital Location”), together with evidence reasonably satisfactory to Lessee that Lessor (or such specified Person) has the necessary authority from the relevant Governmental Body to operate the Satellite and use Buyer’s Transponders at the Lessor Orbital Location and that it is technically feasible to do so (collectively, the “Lessor’s Orbital Location Notice”). If the Lessor’s Orbital Location Notice has been properly given in accordance with the foregoing, subject to the previous sentence and the terms of the Service Agreement as in effect after Redelivery, Lessee shall (1) use commercially reasonable efforts to obtain, or cause to be obtained, the FCC authority required to permit relocation of the Satellite to the Lessor Orbital Location, and (2) upon obtaining such authority relocate the Satellite to the Lessor Orbital Location provided that it is technically feasible to do so. Lessee shall bear all costs and expenses associated with obtaining such FCC authority and performing the services necessary under this Lease and the Service Agreement to effect such relocation. Except for licenses that Lessee is required by Applicable Law to obtain to move the Satellite, Lessor shall be responsible for obtaining all licenses and approvals necessary to operate the Satellite and use Buyer’s Transponders at the Lessor Orbital Location. If no Lessor’s Orbital Location Notice is properly given within the time period specified by this paragraph, or the necessary approvals and licenses have not been received, Lessee, at Lessee’s sole discretion and expense, shall have the right to place the Satellite in inclined orbit. Notwithstanding anything to the contrary in this Section, if Holdings or its Affiliate owns the Satellite or provides services with respect to the Satellite pursuant to the Service Agreement, Lessee may de-orbit or otherwise retire the Satellite (and Buyer’s Transponders) whenever Lessee reasonably determines such action is then reasonably required, based on the estimated fuel remaining.

Lessor and Lessee acknowledge that Lessee likely will continue to operate satellites and associated terrestrial repeaters using the frequencies assigned to Lessee under its FCC licenses, and that if Lessor is seeking to (a) operate the Satellite from the Lessor Orbital Location, (b) sell the Satellite or Buyer’s Transponders to any other third party, (c) lease Buyer’s Transponders to any other third party or (d) enter into any other transaction involving title to or ownership or use of the Satellite or Buyer’s Transponders, (i) to the extent that any approval or consent of any Governmental Authority is required to consummate any such transaction (for the avoidance of doubt, the parties acknowledge that Buyer shall not acquire any interest in the Satellite License), Lessee shall not file or otherwise interpose any formal or informal petition, comment, complaint, challenge or other objection to the processing or grant of any such required approval or consent based solely upon the identity of the proposed purchaser or lessee or the business conducted by such purchaser or lessee (including the public interest or need for the proposed purchaser’s or lessee’s service), provided, however, that nothing herein shall impair in any way Lessee’s rights to so file or object based upon Lessee’s good faith allegation of interference or anticipated interference with Lessee’s satellite system or transmissions by that system or constitute a consent or agreement by Seller that Lessor or any other third party that is seeking to operate or use the Satellite or the Transponders after Redelivery may interfere with operation of Lessee’s satellite system or transmissions by that system; and (ii) Lessor and any other third party that is seeking to operate or use the Satellite or the Transponders after Redelivery shall comply with all Applicable Laws, including the FCC Rules, regarding non-interference with Lessee’s satellite system or transmissions by that system.

(b) Decreased Value Based on Fuel. If, at the end of the Basic Term, Lessee shall return to Lessor Buyer’s Transponders, and the estimated fuel remaining on the Satellite at the date of Redelivery (as reasonably determined by Lessee using standard industry procedures) as indicated in an Officer’s Certificate delivered by Lessee to Lessor on such date is less than the amount of fuel necessary for Buyer’s Transponders to have an economic useful life of fifteen (15) years in the aggregate measured from the In-Service Date, then Lessee shall pay to Lessor an amount (the “Decreased Value”) equal to the excess of (1) the estimated Fair Market Sales Value of Buyer’s Transponders as of such Redelivery date, based on the assumption that Buyer’s Transponders had an economic useful life of fifteen (15) years in the aggregate measured from the In-Service Date over (2) the Fair Market Sales Value of Buyer’s Transponders, taking into consideration such lower amount of fuel (but excluding any Partial Loss), determined as of the Redelivery date (the “Decreased Value Payment”). Lessee shall pay to Lessor the Decreased Value Payment upon the later of the Redelivery date or five (5) days after the Decreased Value of Buyer’s Transponders is determined in accordance with the

Appraisal Procedure (which procedure shall commence not later than one-hundred-twenty (120) days prior to Redelivery if the existence of a condition requiring a payment of Decreased Value is ascertainable at such time or as soon thereafter as is reasonably possible if not so ascertainable).

(c) Operational Shortfall or Partial Loss Top-Up Payment. If, at the end of the Lease Term, Lessee shall return to Lessor Buyer’s Transponders, and if the Satellite or Buyer’s Transponders shall (i) have not been operated or maintained in accordance herewith or (ii) continue to be subject to a requisition or taking by any Governmental Body under the power of eminent domain or otherwise (which does not constitute an Event of Loss), then Lessee shall make a payment to Lessor (the “Partial Loss Value Payment”) equal to the reduction in the Fair Market Sales Value of Buyer’s Transponders determined as of the Redelivery date as a result of the failure to be operated or maintained in accordance herewith or taking by a Governmental Body, determined as follows. The Fair Market Sales Value of Buyer’s Transponders as of the Redelivery date shall be deemed for this purpose to have equaled the Basic Term Buyout Amount (or Renewal Term Buyout Amount, if the Lease is renewed) if the Satellite and Buyer’s Transponders had been operated and maintained in accordance herewith and had not been subject to any taking by a Governmental Body. The amount of the Partial Loss Value Payment shall equal the amount of the reduction in such Fair Market Sales Value of Buyer’s Transponders as a result of the actual operation and maintenance (but excluding the estimated fuel remaining on the Satellite) and such taking by a Governmental Body, determined as of the Redelivery date, for the avoidance of doubt excluding any component of the reduction in value that relates to a period prior to the Redelivery date. Lessee shall pay to Lessor the Partial Loss Value Payment upon the later of the Redelivery date or five (5) days after the Partial Loss Value Payment amount is determined in accordance with the Appraisal Procedure (which procedure shall commence not later than one-hundred-twenty (120) days prior to Redelivery if a payment is reasonably expected to be made under this paragraph or as soon thereafter as is reasonably possible). In addition, if at the end of the Lease Term Lessee shall return to Lessor Buyer’s Transponders, and if the Satellite or Buyer’s Transponders shall have suffered a Partial Loss, Lessee shall make a payment to Lessor (the “Partial Loss Top-Up Payment”) equal to such amount, if any, determined as set forth on Schedule G hereto. Lessee shall pay to Lessor the Partial Loss Top-Up Payment upon the later of the Redelivery date or five (5) days after the Partial Loss Top-Up Payment amount is determined in accordance with the Appraisal Procedure (which procedure shall commence not later than one-hundred-twenty (120) days prior to Redelivery if a Partial Loss exists at such time or as soon thereafter as is reasonably possible). If the Partial Loss has resulted in the total loss or constructive total loss of one of the transponders constituting Buyer’s Transponders, or if the requisition or taking by a Governmental Body relates to a complete transponder, in lieu of any Partial Loss Top-Up Payment or Partial Loss Value Payment, at the end of the Lease Term the parties shall treat such event as if it were an Event of Loss occurring at the end of the Lease Term (so that the provisions of Sections 12(a) and 12(b) shall apply), where the Casualty Payment Date shall be deemed to be the last day of the Lease Term (provided that in the case of such a Partial Loss, the amount to be paid as a result of such Event of Loss shall take into account payment previously made by Lessee of the Applicable Portion of Stipulated Loss Value for Buyer’s Transponders under Section 12(c)), as set forth on Schedule G hereto.

SECTION 11. Cooperation.

(a) Lessor’s Efforts to Sell or Lease. Lessee agrees that (i) during the last eighteen (18) months of the Basic Term or the Renewal Term (unless Lessee has provided Lessor with the Final Notice stating that it will renew the Lease or purchase Buyer’s Transponders pursuant to Section 18 or 19, respectively) and (ii) upon the occurrence of an Event of Default and so long as such Event of Default is continuing, Lessee will cooperate in all reasonable respects with efforts of Lessor to lease or sell Buyer’s Transponders (or the Satellite, if Buyer intends to exercise its option to purchase the Satellite following Redelivery), including aiding potential lessees or purchasers by providing all data relating to maintenance and performance of the Satellite and Buyer’s Transponders for inspection which Buyer under the Purchase Agreement is entitled to receive or inspect, subject to any restrictions and/or requirements under ITAR or other Export Control Laws, and to any confidentiality requirement set forth in such agreements or reasonable confidentiality restrictions similar to those set forth in other documents entered into by the parties to such agreements. Further, Lessee shall use reasonable best efforts to assist Lessor, or any such potential purchaser or lessee, in obtaining any necessary regulatory approvals to operate, lease or sell Buyer’s Transponders (or the Satellite), at Lessor’s reasonable cost and expense on an After-Tax Basis.

(b) Value and Useful Life Determinations. To the extent consistent with ITAR and other Export Control Laws, Lessee shall provide Lessor at any time with information which, in the reasonable opinion of Lessor, is necessary or material for Lessor to negotiate and reach an agreement for any determination of Fair Market Sales Value, Fair Market Rental Value and estimated remaining economic useful life; provided, however, that Lessee shall not be required to disclose confidential information unrelated to the use (both current and future), performance, value, marketability or maintenance of Buyer’s Transponders (or the Satellite).

SECTION 12. Loss, Destruction, Condemnation or Damage.

(a) Payment upon an Event of Loss. If an Event of Loss occurs with respect to Buyer’s Transponders, then Lessee shall forthwith (and, in any event, within ten (10) Business Days of Lessee having Actual Knowledge of such occurrence or, in the case of a Regulatory Event of Loss, Lessee’s receipt of a Regulatory Event of Loss Certificate), give Lessor and Indenture Trustee notice of such Event of Loss (the “Casualty Notice”), which notice may include, if applicable, Lessee’s election to provide Substitute Transponders in accordance with the last sentence of this paragraph or, in the case of a Regulatory Event of Loss, Lessee’s election to purchase Buyer’s Transponders in accordance with Section 19(a)(iii), and shall also state whether the proviso to the next sentence shall be applicable by reason of Lessee’s having in force insurance against loss or damage to Buyer’s Transponders, pursuant to Section 9 or voluntarily. If Lessee does not indicate in the Casualty Notice (or by written notice not more than ten (10) Business Days thereafter) Lessee’s election to provide Substitute Transponders, on the Casualty Payment Date first occurring not less than thirty (30) days after the date of the Casualty Notice (except as provided below), Lessee shall pay to Lessor, or so long as the Indenture shall remain in effect, the Indenture Trustee, an amount equal to the sum of (x) the Stipulated Loss Value for Buyer’s Transponders determined as of such Casualty Payment Date and (y) the sum of (A) all amounts of Base Rent due and unpaid on or prior to such Casualty Payment Date, (B) any Supplemental Rent accrued and unpaid as of such Casualty Payment Date and (C) all reasonable out-of-pocket costs and expenses of the Lessor, Owner Participant, Owner Participant Guarantor and for so long as the Indenture shall remain in effect, Indenture Trustee; provided, however, that if Lessee shall have in force insurance against the relevant loss or damage to Buyer’s Transponders, pursuant to Section 9 or voluntarily, then subject to the provisions of Section
12(b), instead of the payments contemplated above, Lessee shall pay to Lessor in immediately available funds on the Casualty Payment Date first occurring not less than thirty (30) days after the date of the Casualty Notice, the amount specified in clause (x) of this Section less the amount of such insurance with respect to Buyer’s Transponders and, within ten (10) days after receipt of any such insurance proceeds (or any earlier receipt by Lessee of notice that the relevant insurance provider has denied its obligation to pay such proceeds unless Lessee determines in good faith to contest such denial and proceeds with reasonable diligence to contest such denial), but in no event later than the earliest of (i) six (6) months after the date of such Casualty Notice (for the avoidance of doubt, an election to provide Substitute Transponders in accordance with the last sentence of this paragraph which ultimately does not result in a Substitution, for example because not all of the conditions to a Substitution are satisfied, shall not result in any extension of this six (6) month period), (ii) the maturity date of the Notes under the Indenture (if the Event of Loss preceded such maturity date), to the extent necessary for Lessor to discharge the Notes, and (iii) the end of the Lease Term, the amount specified in clause (x) of this Section to the extent not previously paid, and to the extent of any such payment to be made from such insurance proceeds or otherwise after the Casualty Payment Date referred to above, Lessee shall pay interest from such Casualty Payment Date on such amount to but excluding the date of payment at the Applicable Rate of the Notes then outstanding, and otherwise at the Prime Rate (such interest to be paid on each scheduled Rent Payment Date and on any date on which such amounts are paid to Lessor). In lieu of making the foregoing payment, Lessee may, at its option, (1) notify Lessor and Indenture Trustee in the Casualty Notice of its intent to, and shall thereafter provide, Lessor with Substitute Transponders, in accordance with, and subject to, the provisions and the conditions in Section 7(e), or (2) in the case of a Regulatory Event of Loss, notify the Lessor and Indenture Trustee in the Casualty Notice of its intent to, and shall thereafter proceed with, a purchase of Buyer’s Transponders in accordance with Section 19(a)(iii) (or, at Lessee’s option, a purchase of the Beneficial Interest under Section 10.01(e) of the Participation Agreement).

Upon payment in full of all amounts accrued and unpaid or the provision of Substitute Transponders pursuant to the preceding paragraph, Lessor (as seller) shall transfer Buyer’s Transponders to Lessee, free and clear of all Lessor Liens and Owner Participant Liens, but otherwise as is and without warranty, the obligation of Lessee to pay Base Rent shall terminate, but shall continue as to the Substitute Transponders, if any, Buyer’s Transponders shall no longer be subject to this Lease and the Lease Term with respect to Buyer’s Transponders shall end, but shall apply to the Substitute Transponders, if any.

(b) Application of Payments upon an Event of Loss. Subject to rights of Lessee to effect a Substitution or, in the case of a Regulatory Event of Loss, to purchase Buyer’s Transponders in accordance with Section 19(a)(iii) (in which event all payments related to Buyer’s Transponders replaced by such Substitution or that were the subject of the Regulatory Event of Loss shall be paid promptly to and/or retained by Lessee) (or, at Lessee’s option, to purchase the Beneficial Interest under Section 10.01(e) of the Participation Agreement), and notwithstanding any rights of Lessor as owner of Buyer’s Transponders, any payments received at any time by Lessor from any Governmental Body or other Person as a result of the occurrence of an Event of Loss (including proceeds with respect to Buyer’s Transponders from insurance, if any, but excluding proceeds from Additional Insurance with respect to Buyer’s Transponders carried by Lessor, Owner Participant or Indenture Trustee), shall be applied as follows (and all such payments received at any time by the Lessee shall be promptly paid to the Lessor or, so long as the Indenture shall remain in effect, to the Indenture Trustee, for application pursuant to the following provisions):

(i) so much of such payments as shall not exceed the amount of Stipulated Loss Value, if any, required to be paid with respect to Buyer’s Transponders by Lessee pursuant to Section 12(a) shall be applied in reduction of Lessee’s obligation to pay such amount with respect to Buyer’s Transponders if not already paid by Lessee, or, if already paid with respect to Buyer’s Transponders by Lessee, shall be applied to reimburse Lessee for its payment of such amounts, or if Lessee shall have provided Lessor with Substitute Transponders pursuant to Section 12(a), shall be paid to Lessee upon conveyance of the Substitute Transponders to Lessor; and

(ii) except to the extent reflecting proceeds of Additional Insurance maintained by Owner Participant, Owner Trustee or Indenture Trustee, the excess, if any, of such payments with respect to Buyer’s Transponders remaining thereafter shall be paid as follows:

(A) in case of payments received from any Governmental Body in connection with an Event of Loss described in clause (c) or (f) of the definition thereof, to Lessee and Lessor as their interests may appear; and

(B) in the case of any other payment, to Lessee.

(c) Application of Payments Not Relating to an Event of Loss.

(i) In the event that during the Lease Term title to, or the use of, all or any portion of the Satellite or Buyer’s Transponders is requisitioned or taken by any Governmental Body under the power of eminent domain or otherwise for a period which does not constitute an Event of Loss, Lessee’s obligation to pay all installments of Base Rent and all payments of Supplemental Rent shall continue for the duration of such requisitioning or taking. Subject to Section 12(d), Lessee shall be entitled to receive and retain for its own account all sums payable for any such period by such Governmental Body as compensation for requisition or taking of possession.

(ii) In the event of any other loss of use or functionality, condemnation, deterioration (other than solely by virtue of use in accordance with the Lease), confiscation, theft or seizure of, or use of, or damage to, any portion of the Satellite or Buyer’s Transponders not constituting an Event of Loss (a “Partial Loss”) or a requisition of use of all or a portion of Buyer’s Transponders for a period less than the Lease Term in respect of which Partial Loss Proceeds (as defined below) are received, Lessee shall, within ten (10) Business Days of Lessee having Actual Knowledge of such occurrence, notify Lessor and, for so long as the Indenture is in effect, Indenture Trustee of the relevant Partial Loss or requisition (the “Partial Loss Notice”) and, subject to Section 8(a) and this Section 12(c), all of Lessee’s obligations under this Lease with respect to Buyer’s Transponders shall continue to the same extent as if such Partial Loss or requisition had not occurred. The Partial Loss Notice shall include, if applicable (or be followed by written notice not more than ten (10) Business Days thereafter), Lessee’s election to provide Substitute Transponders in accordance with Section 8(a). “Partial Loss Proceeds” shall mean any payments received (x) at any time by Lessor (or, while the Lien of the Indenture is in effect, Indenture Trustee) or Lessee (including any such payments received by Lessee, Indenture Trustee or Owner Participant, and paid over to Lessor (or, while the Lien of the Indenture is in effect, Indenture Trustee) or applied as set forth below) from any insurer under insurance carried by Lessee or from any Governmental Body with respect to any Partial Loss or requisition or (y) by Seller or Lessee from the satellite manufacturer in respect of the Satellite pursuant to the indemnification or warranty obligations of the manufacturer under the Boeing Purchase Agreement (and Seller shall use its commercially reasonable efforts to determine if it is entitled to any such payments under such indemnification or warranty obligations, and in such event use its commercially reasonable efforts to enforce its rights to such payments). Subject to the right of Lessee to effect a Substitution in accordance with Section 8(a) (in which event all Partial Loss Proceeds relating to the Buyer’s Transponders replaced in such Substitution shall, after such Substitution is consummated, be paid promptly to and/or retained by Lessee), on the Casualty Payment Date first occurring after the date of receipt of Partial Loss Proceeds, Lessee shall pay to Lessor or, so long as the Indenture shall remain in effect, the Indenture Trustee, an amount equal to the Applicable Portion of the Stipulated Loss Value for Buyer’s Transponders determined as of such Casualty Payment Date (net of any Partial Loss Proceeds already paid to or received by Lessor or Indenture Trustee). The “Applicable Portion” shall be (A) if the Partial Loss Proceeds shall constitute proceeds from satellite in-orbit insurance maintained by Lessee pursuant to this Lease, the fraction determined by dividing the amount of such Partial Loss Proceeds by the amount of such insurance maintained by Lessee; and (B) in all other cases shall be the fraction that the loss in the Fair Market Sales Value of Buyer’s Transponders attributable to the Partial Loss or requisition bears to the Fair Market Sales Value of Buyer’s Transponders immediately prior to the Partial Loss or requisition (together with the loss in the Fair Market Sales Value of Buyer’s Transponders attributable to all other Partial Losses and requisitions), as determined by an Appraisal Procedure (provided that if Lessee reasonably estimates the loss in the Fair Market Sales Value of Buyer’s Transponders attributable to the Partial Loss or requisition (together with the loss in the Fair Market Sales Value of Buyer’s Transponders attributable to all other Partial Losses and requisitions) as $5,000,000 or less, so that the last paragraph of this section would apply, no such Appraisal Procedure shall be required).

(iii) Subject to the right of Lessee to effect a Substitution in accordance with Section 8(a) (in which event all Partial Loss Proceeds related to Buyer’s Transponders replaced by such Substitution shall, after such Substitution is consummated, be paid promptly to and/or retained by Lessee), and notwithstanding any rights of Lessor as owner of Buyer’s Transponders, any Partial Loss Proceeds received at any time by Lessor or Indenture Trustee (but excluding proceeds from Additional Insurance with respect to Buyer’s Transponders carried by Lessor, Owner Participant or Indenture Trustee), shall be applied as follows (and all such payments received at any time by Lessee or Seller shall be promptly paid to Lessor or, so long as the Indenture shall remain in effect, to the Indenture Trustee, for application pursuant to the following provisions):

(A) so much of such Partial Loss Proceeds as shall not exceed the Applicable Portion of Stipulated Loss Value, if any, required to be paid by Lessee pursuant to Section 12(c)(ii) shall be applied in reduction of Lessee’s obligation to pay such amount if not already paid by Lessee, or, if already paid by Lessee, shall be applied to reimburse Lessee for its payment of such amounts, or if Lessee shall have provided Lessor with Substitute Transponders pursuant to Section 8(a), shall be paid to Lessee upon conveyance of the Substitute Transponders to Lessor; and

(B) the excess, if any, of such Partial Loss Proceeds remaining thereafter shall be paid as follows:

(I) in case of payments received from any Governmental Body in connection with a confiscation, condemnation or other taking, to Lessee and Lessor as their interests may appear; and

(II) in the case of any other payment, to Lessee.

Upon payment by Lessee of the Applicable Portion of Stipulated Loss Value as required by this Section 12(c), adjustments to Rent and other Factors shall be made in the manner set forth in Section 11.05, subject to Section 11.06, of the Participation Agreement, in each case as applicable, to take into account such payment and the resulting reduction in outstanding principal under the Notes.

Notwithstanding the foregoing, in the case of any Partial Loss that, together with all other Partial Losses does not result in the receipt of Partial Loss Proceeds in the aggregate in excess of $5,000,000, the provisions of this Section 12(c) shall not apply with respect to such Partial Loss Proceeds and such Partial Loss Proceeds shall be retained by Lessee or paid to Lessee, as applicable, within five (5) Business Days after receipt thereof, and all of Lessee’s obligations under this Lease with respect to Buyer’s Transponders shall continue.

(d) Applications During Default. Any amount which may become payable to Lessee pursuant to this Lease arising out of any insurance, warranty, governmental award or otherwise shall not be paid to Lessee, or if it shall have been paid to Lessee shall not be retained by Lessee, but shall be paid to Lessor or Indenture Trustee, as the case may be, if at the time of such payment a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing. In such event, all such amounts shall be paid to and held by Lessor or, to the extent required by the Indenture, Indenture Trustee, in trust as security for the obligations of Lessee, Seller or any Guarantor to make payments under this Lease and any other Operative Document or XM Agreement or to pay Rent hereunder or, at the option of such holder, applied by such holder toward payment of any such obligations of Lessee, Seller or any Guarantor at the time due hereunder or under such other Operative Document or XM Agreement. At such time as there shall not be continuing a Payment Default, Bankruptcy Default or an Event of Default all such amounts at the time held by Lessor or Indenture Trustee, as the case may be, in excess of the amount, if any, which Lessor or Indenture Trustee, as the case may be, shall have elected to apply as above provided shall be paid to Lessee or Seller, as appropriate. For the avoidance of doubt, amounts paid or payable to Lessor or Indenture Trustee under Section 12(b) or (c) shall be applied as provided in those sections, and not held by Lessor or Indenture Trustee under this Section 12(d).

SECTION 13. Merger, Consolidation; Compliance with Certain Covenants.

(a) Lessee shall not consolidate with or merge into (whether or not the Lessee is the surviving Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties or assets of Lessee and its Restricted Subsidiaries (as such term is defined in the Senior Notes Indenture) to, in one or more related transactions, any Person unless:

(i) the successor entity formed by such consolidation or into which it is merged or the successor entity which acquires by sale, assignment, conveyance, transfer, lease or other disposition all or substantially all of its assets as an entirety shall be an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia which has a substantial part of its properties and assets located within, and operates substantially within, the United States of America, and which is qualified under the requirements of the FCC, any similar Governmental Body and any applicable statute, regulation, rule or order to assume Lessee’s obligations with respect to the Satellite and Buyer’s Transponders then subject to this Lease;

(ii) such successor entity shall expressly assume in writing by instrument or instruments enforceable against it reasonably satisfactory in form and substance to Lessor, Owner Participant and, so long as the Lien of the Indenture is in effect, the Indenture Trustee the due and punctual payment, performance and observance of all obligations of Lessee under this Lease, each other Operative Document to which Lessee is a party in any capacity, and each XM Agreement with the same effect as if such entity had originally been named Lessee therein or had been a party thereto;

(iii) immediately after giving effect to such transaction, no Bankruptcy Default or Event of Default shall exist and the Guarantee Agreement (or any successor agreement) shall be in full force and effect;

(iv) no Event of Default under this Lease would be created by such transaction (other than any such Event of Default that would be cured as part of such transaction);

(v) Lessee, or the Person formed by or surviving any such consolidation or merger (if other than the Lessee) or to which such sale, assignment, transfer, conveyance or other disposition has been made, would have a Consolidated Net Worth immediately after such transaction equal to or greater than the Consolidated Net Worth of the Lessee immediately preceding the transaction; and

(vi)	Lessee shall have delivered to Lessor, Owner Participant and Indenture Trustee an opinion of counsel in scope and substance reasonably satisfactory to each stating that such consolidation, merger, sale, assignment, conveyance, transfer other disposition or lease meet the requirements of clause (i) above and the assumption agreement is enforceable as required by clause (ii) above.

In addition, Lessee will not lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Notwithstanding anything herein to the contrary, the provisions of this Section 13(a) will not be applicable to a consolidation, merger, sale, assignment, transfer, conveyance or other disposition of properties or assets between or among Lessee and Holdings.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Lessee as an entirety in accordance with this Section 13, the successor entity formed by such consolidation or into which Lessee is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, Lessee under the Operative Documents to which Lessee is a party in any capacity with the same effect as if such successor corporation had been named Lessee herein and therein. No such transaction shall have the effect of releasing Lessee or any successor corporation which shall theretofore have become such in the manner prescribed in this Section 13 from its liability hereunder or under the other Operative Documents or XM Agreement to which Lessee is a party in any capacity.

(b) Subject to Section 11.07(a) of the Participation Agreement, regardless of whether the Senior Notes Indenture is then in effect, Lessee shall comply with all of the covenants set forth in Sections 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 4.13 (but only to the extent that Section 4.13 relates solely to XM) of the Senior Notes Indenture as such covenants are in effect on the date hereof (or as they may be modified pursuant to Section 4.18 of the Senior Notes Indenture to the extent, but only to the extent, that such modifications are approved in writing by Lessor and, so long as the Lien of the Indenture is in effect, the Indenture Trustee), subject to any applicable grace periods under the Senior Notes Indenture as such grace periods are in effect on the date hereof (or as they may be modified pursuant to the Senior Notes Indenture to the extent, but only to the extent, that such modifications are approved in writing by Lessor and, so long as the Lien of the Indenture is in effect, the Indenture Trustee).

(c) Subject to the remainder of this Section 13(c), during the Lease Term, none of Lessee, Holdings or their respective Affiliates shall launch, lease or operate another satellite (or sign any binding contract to do so) with the primary intent of replacing the Satellite or Buyer’s Transponders (or the functionality provided by any of them) before the Satellite ceases to be capable of being used for its intended communications purpose (the “Satellite Mission”) of serving as one of Lessee’s two primary satellites in Lessee’s satellite radio business at or above the level of quality, over the continental United States and Canada as a single service area, at which signals are being delivered as of the date of this Lease or such higher level of quality reasonably necessary for Lessee’s service to remain competitive with other satellite or digital radio service providers, as reasonably determined by Lessee’s lead satellite technical experts (“Continuity of Service”). For the avoidance of doubt, any replacement, enhancement or modification of the satellite known as XM-3 (or other satellite in Lessee’s satellite system while the Satellite is still serving as one of Lessee’s two primary satellites in Lessee’s satellite radio business) or Lessee’s ground transmission system, including terrestrial repeaters or otherwise, shall not be deemed a replacement of the functionality provided by the Satellite or Buyer’s Transponders for purposes of this Lease. For the further avoidance of doubt, the following shall not be a breach of this Section 13(c), a Default or an Event of Default hereunder: (i) any launch, lease or operation (or signing of any binding contract to do so) by Lessee, Holdings or any of its Affiliates of any satellites with the primary intent of being a source of Substitute Transponders or a Substitute Satellite or as a spare satellite to be used for restoration or Continuity of Service in case of a casualty event or any other inability of the Satellite to continue the Satellite Mission, or (ii) any launch, lease or operation (or signing of any binding contract to do so) by Lessee, Holdings or any of their respective Affiliates of any satellites to assure Continuity of Service at the earlier of (x) the then-expected end of the Satellite’s ability to continue to perform the Satellite Mission or (y) the end of the Lease Term. At any time when any of Lessee, Holdings or its Affiliates is proposing to launch, lease or operate another satellite (or to sign any binding contract to do so), or upon reasonable written request by Lessor, Lessee shall provide or cause to be provided an Officer’s Certificate from Lessee and Holdings to Lessor stating that the primary intent with respect to such other satellite is not to replace the Satellite or Buyer’s Transponders (or the functionality provided by any of them) before the end of the Satellite’s ability to continue to perform the Satellite Mission. In the case of clause (ii) of this Section 13(c), Lessee shall deliver to Lessor a written certification from an independent third party satellite consultant chosen by Lessee and reasonably acceptable to Owner Participant that in such consultant’s professional judgment, such satellite launch, lease or operation (or signing of any binding contract to do so) by Lessee, Holdings or any of their respective Affiliates is reasonably necessary or advisable to assure the Continuity of Service described in clause (ii) of this Section 13(c), which certification shall be definitive and binding on the parties hereto as to the matter described in such clause (ii).

(d) For the avoidance of doubt, the parties acknowledge that as provided in Section 11.07(a) of the Participation Agreement, violations of Section 13(a)(iv) or Section 13(b) shall not result in a Default or Event of Default hereunder if Lessee makes an Offer to Purchase or Refinance in accordance with Section 11.07 of the Participation Agreement, and complies with its obligations under Section 11.07 of the Participation Agreement with respect to consummating any transaction resulting from the acceptance of such offer.

SECTION 14. Reports.

(a) Condition and Operation. Lessor, Owner Participant and Indenture Trustee shall have the right to obtain and, following any such request by any of them, Lessee shall provide or request to be provided, information regarding the condition of the Satellite and Buyer’s Transponders then subject to this Lease, compliance by Lessee with Sections 7 and 9 and performance of Seller under the Purchase Agreement (it being understood that information with respect to the performance of Seller shall be limited to that made available pursuant to the Purchase Agreement), and the absence of any Default or Event of Default or Event of Loss, or event which with the passage of time or giving of notice or both would become an Event of Loss. None of Lessor, Owner Participant or Indenture Trustee shall have any duty to make any inquiry or incur any liability or obligation by reason of not making any such inquiry.

(b) Liens. Lessee shall promptly (and in no event later than five (5) Business Days) notify Lessor and Indenture Trustee after having obtained Actual Knowledge of the attachment of any Lien which Lessee shall be obligated to discharge or eliminate pursuant to Section 6 unless the same shall already have been removed or discharged by Lessee.

(c) Compliance with Export Control Laws. All reports and information delivered under this Lease (or other Operative Documents or XM Agreements) shall not include information subject to Export Control Laws, including ITAR, unless specifically requested in writing by the Person to which such report is to be delivered, and provided, that, notwithstanding anything else in this Lease to the contrary, all transfers of information between Lessor and Lessee shall be in compliance with all Applicable Laws, including without limitation applicable Export Control Laws, and the Lessee shall not be required to transfer any information to Lessor unless and until compliance with applicable Export Control Laws has been confirmed, and provided further, that, if Lessee is withholding information from Lessor because of the need to comply with Export Control Laws before transferring such information, Lessee shall notify Lessor of such withholding. For the avoidance of confusion, Lessor acknowledges that any access by them to, or involvement by them with, information, equipment or services controlled under the Export Control Laws may raise additional regulatory requirements, such as the need to register with the U.S. Department of State under ITAR.

SECTION 15. Events of Default.

Each of the following events shall constitute an Event of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Body or otherwise):

(a) Lessee shall fail to make any payment of Base Rent, Stipulated Loss Value or EBO Amount, or of any amount due and payable in connection with Lessee’s exercise of any purchase option under Section 19, when due and such failure shall continue five (5) Business Days; or

(b) Lessee shall fail to make any other payment of Rent when due and such failure shall continue fifteen (15) Business Days after written notice thereof by Lessor (or Indenture Trustee); or

(c) Except to the extent otherwise constituting an Event of Default under another clause of this Section 15 and other than with respect to any covenant of Lessee set forth in Section 13.02(b) of the Participation Agreement, Lessee shall fail to perform or observe in any material respect any covenant, condition or agreement to be performed or observed by it under this Lease (other than Section 9(a)), or any Guarantor shall fail to perform or observe in any material respect any covenant, condition or agreement to be performed or observed by it under the Participation Agreement or the Guarantee Agreement or Lessee, Seller, XM or any Guarantor shall fail to perform or observe in any material respect any other covenant, condition or agreement to be performed or observed by it under any of the other Operative Documents or XM Agreement to which it is a party (other than any such covenant, condition or agreement under the Tax Indemnification Agreement); provided, however, an Event of Default shall not be deemed to exist unless such failure, if capable of being cured, remains uncured for a period of sixty (60) days after Lessee’s receipt of written notice thereof from Lessor or Indenture Trustee;

provided, however, that if such failure is capable of cure but cannot be cured by payment of money and cannot be cured by diligent efforts within such sixty (60) day period but such diligent efforts shall be properly commenced within the cure period and Lessee is diligently pursuing, and shall continue to pursue diligently, a remedy of such failure, the cure period shall be extended for an additional period of time as may be necessary to cure, not to exceed an additional sixty (60) days (and provided further, that in the case of a failure to perform or observe the provisions of Section 13(b), which relate to certain covenants in the Senior Notes Indenture, any applicable grace periods under the Senior Notes Indenture shall run concurrently with, and shall not be additive to, the cure periods set forth above); or

(d) any representation or warranty made by Lessee or Seller in any of the Operative Documents or XM Agreement to which it is a party or in any written statement, report, schedule, notice or other writing furnished by Lessee or Seller in connection therewith (other than any representation or warranty under the Tax Indemnification Agreement) shall prove to have been inaccurate at the time made; provided, however, that if the representation or warranty was originally made in good faith, an Event of Default shall not be deemed to exist unless such inaccuracy materially adversely affects Lessee, the Satellite, Buyer’s Transponders or the interests of Lessor, Owner Participant or Indenture Trustee and if capable of being cured, remains uncured for a period of sixty (60) days after receipt by Lessee of written notice from Lessor or Indenture Trustee of such inaccuracy; provided, however, that if such Default cannot be cured by payment of money and cannot be cured by diligent efforts within such sixty (60)-day period but such diligent efforts shall be properly commenced within the cure period and Lessee is diligently pursuing, and shall continue to pursue diligently, a remedy of such failure, the cure period shall be extended for an additional period of time as may be necessary to cure, not to exceed an additional sixty (60) days; or

(e) the Guarantee Agreement shall cease to be valid and binding or in full force or effect; or

(f) Lessee or any Guarantor shall consent to the appointment of, or taking of possession by, a receiver, trustee, custodian or liquidator of itself or of substantially all of its property, or shall fail to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors; or

(g) Lessee or any Guarantor shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any applicable bankruptcy or insolvency laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against such Person in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any now existing or future bankruptcy, insolvency or other, similar law providing for the liquidation, reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

(h) a receiver, trustee, liquidator or custodian of Lessee or any Guarantor for a substantial part of its property shall be appointed by court order, or any substantial part of its property shall be sequestered by court order, or a petition shall be filed, or an involuntary case or other proceeding commenced, against Lessee or any Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and such order shall remain in effect for more than sixty (60) days, or such petition, case or proceeding shall not be dismissed within sixty (60) days after filing; or

(i) Lessee shall fail to comply with its obligations to obtain and maintain satellite in-orbit insurance to the extent required by Section 9(a) or make alternative arrangements in accordance with Section 9(b); provided, that if at any time the amount of such satellite in-orbit insurance obtained or maintained by Lessee is equal to or greater than the amount of principal outstanding under the Notes, together with accrued and unpaid interest thereon, but is less than the Stipulated Loss Value at such time, at a time when Lessee is then required to maintain (or cause to be maintained) such insurance under Section 9(a)(i) (an “Equity Insurance Shortfall”), there shall be no Event of Default under this Section 15(i) unless such Equity Insurance Shortfall shall have continued for forty-five (45) days, which period shall be extended to one hundred twenty (120) days if Lessee shall have provided a letter of credit from an Eligible Bank or other surety arrangement reasonably acceptable to Owner Participant prior to expiration of the initial forty-five (45) day period in an amount equal to or greater than the amount of such Equity Insurance Shortfall;

(j) the occurrence and continuance of an Equity Wrap Event of Default where Lessee fails to make an Equity Wrap Purchase to the extent required under Section 10.01(g) of the Participation Agreement or fails to comply with its obligations under Section 10.01 of the Participation Agreement in connection with any such Equity Wrap Purchase; or

(k) the failure of Lessee to make an Offer to Purchase or Refinance when required under Section 11.07 of the Participation Agreement or comply with its obligations under Section 11.07 of the Participation Agreement with respect to consummating any transaction resulting from the acceptance of such offer; or

(l) the failure of Lessee to make a Repurchase Offer when required under Section 10.06 of the Participation Agreement or comply with its obligations under Section 10.06 of the Participation Agreement with respect to consummating any transaction resulting from the acceptance of such offer; or

(m) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Lessee or any Guarantor (or the payment of which is guaranteed by Lessee or any Guarantor), whether such indebtedness or guarantee now exists, or is created after the date hereof, which default (i) results in the acceleration of such indebtedness prior to its express maturity or (ii) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (an “Indebtedness Payment Default”) and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there has been an Indebtedness Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more.

SECTION 16. Remedies. Upon the occurrence of an Event of Default and at any time thereafter so long as the same shall be continuing, Lessor may at its option declare this Lease to be in default by a written notice to Lessee (provided, that this Lease shall automatically be in default without the need for giving any notice upon the occurrence of an Event of Default pursuant to Section 15(f), Section 15(g) and Section 15(h)), and at any time thereafter, unless Lessee shall have remedied all outstanding Events of Default prior to the commencement of the exercise by Lessor of any of its remedies hereunder, Lessor may do one or more of the following as Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with any mandatory requirements of, Applicable Law, including the receipt of any necessary prior Governmental Authority approvals:

(a) Proceed by appropriate court action to recover damages for the breach of the applicable representations, warranties or covenants of this Lease any breach of any other Operative Document or XM Agreement constituting a breach of this Lease; or

(b) Lessor by notice to Lessee specifying a payment date not less than sixty (60) days from the date of such notice, may require Lessee to pay to Lessor, and Lessee hereby agrees that it will pay to Lessor, on the payment date specified in such notice, as liquidated damages for loss of a bargain, and not as a penalty, and in lieu of any further payments of Base Rent hereunder, an amount equal to the sum of (x) all unpaid Base Rent payable or which would have been payable on or before the Casualty Payment Date immediately preceding the date of payment specified in such notice, (or, if such specified date is a Casualty Payment Date, all unpaid Base Rent which would have been payable on or before such date), and (y) an amount equal to the Stipulated Loss Value for Buyer’s Transponders calculated as of such Casualty Payment Date (unless such payment date occurs on a Casualty Payment Date, in which case such Stipulated Loss Value and such unpaid Base Rent shall be computed as of such Casualty Payment Date), plus any applicable Premium Amount (including as a result of an Event of Default resulting from a failure to purchase Buyer’s Transponders where the purchase price therefor would have included the Premium Amount) together with interest, if any, at the Applicable Overdue Rate on the amount of such Base Rent and Stipulated Loss Value (and Premium Amount, if any) from the date as of which such Stipulated Loss Value (and Premium Amount, if any) is computed until the date of actual payment (collectively, the “Damages”). In addition, on such payment date Lessee shall pay any unpaid Supplemental Rent. Upon such payment to Lessor, Lessor shall, without recourse or warranty (except as to the absence of Owner Participant Liens and Lessor Liens) and without further act, except as required by the applicable rules or regulations of any Governmental Body, be deemed to have transferred to Lessee all of Lessor’s right, title and interest in and to Buyer’s Transponders in as-is, where-is condition and shall, at Lessee’s expense, execute and deliver to Lessee such bills of sale and other documents and instruments as Lessee shall reasonably request to evidence (on the public record or otherwise) such transfer and the vesting of all Lessor’s right, title and interest in and to Buyer’s Transponders in Lessee, free and clear of all right, title and interest of Lessor, and free and clear of Lessor’s Liens, Owner Participant Liens and the Lien of the Indenture, and the Lease Term shall end; or

(c) Lessor or its agent may, subject to any required approval of any Governmental Body, sell Buyer’s Transponders at public or private sale, as Lessor may determine, or otherwise may dispose of, hold, use, operate, keep idle, lease (whether for a period greater or less than the balance of what would have been the Basic Term or the Renewal Term, as the case may be) to others Buyer’s Transponders, all on such terms and conditions and at such place or places as Lessor may determine and all free and clear of any rights of Lessee and of any claim of Lessee, in equity, at law or by statute, whether for loss or damage or otherwise and Lessee shall use its reasonable best efforts to obtain or assist Lessor in obtaining, any necessary regulatory approvals for Lessor to take any action pursuant to this Section 16(c); provided, however, that (i) if Lessor or its agent shall sell Buyer’s Transponders, Lessee’s obligation to pay Base Rent with respect to Buyer’s Transponders for any period after the date of such sale shall terminate and Buyer’s Transponders shall cease to be subject to this Lease from and after the date of such sale, and (ii) Lessee’s obligation to pay Base Rent for any period with respect to which Buyer’s Transponders shall have been leased shall be reduced (but shall not be less than zero) by the net proceeds, if any, received by Lessor from leasing Buyer’s Transponders to, or otherwise permitting its use by, any Person other than Lessee fairly attributable to all or any portion of such period. In the event Lessor shall have sold Buyer’s Transponders pursuant to this Section 16(c) (and prior thereto shall not have exercised its rights under Section 16(d) hereof), Lessor may demand that Lessee pay Lessor and Lessee shall pay to Lessor, as liquidated damages for the loss of a bargain and not as a penalty, in lieu of all Base Rent due after the date on which such sale occurs, an amount equal to the sum of (A) all unpaid Base Rent payable or which would have been payable on or before the Casualty Payment Date next succeeding the date on which the sale occurs (unless such sale occurs on a Casualty Payment Date, in which case Base Rent shall be computed as of such Casualty Payment Date) plus (B) the amount, if any, by which the Stipulated Loss Value (together with the Premium Amount, if any) for Buyer’s Transponders, computed as of the Casualty Payment Date immediately following the date on which such sale occurs (unless such sale occurs on a Casualty Payment Date, in which case as of such Casualty Payment Date), exceeds the net proceeds of such sale (together with interest, if any, at the Applicable Overdue Rate on the amount of such Base Rent and excess from the Casualty Payment Date as of which such Stipulated Loss Value (together with the Premium Amount, if any) is computed until the date of actual payment); or

(d) Whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights under this Section 16 (other than a sale under Section 16(c) hereof), Lessor may, at any time prior to the time that Buyer’s Transponders shall have been sold or leased by Lessor pursuant to Section 16(c) hereof, by written notice to Lessee requesting that the Fair Market Sales Value or Fair Market Rental Value of Buyer’s Transponders be determined, demand that Lessee pay to Lessor, and Lessee shall pay to Lessor on the first Casualty Payment Date occurring at least ten (10) days after the determination of such Fair Market Sales Value or Fair Market Rental Value, as the case may be, each determined on an as is, where is basis, as the case may be, as liquidated damages for loss of a bargain and not as a penalty (in lieu of all payments of Base Rent with respect to Buyer’s Transponders becoming due for periods after the payment date), an amount equal to the sum of (A) all unpaid Base Rent due on or before such Casualty Payment Date and (B) whichever of the following amounts Lessor, in its sole discretion, shall specify in such notice (together with interest on such amount at the Applicable Overdue Rate from the scheduled payment date to the date of actual payment): (x) an amount equal to the excess, if any, of the Stipulated Loss Value (together with the Premium Amount, if any), computed as of such Casualty Payment Date, over the Fair Market

Rental Value for Buyer’s Transponders, valued on an as is, where is basis for the remainder of the Interim Term and the Basic Term or the remainder of the Renewal Term, as the case may be, after discounting such Fair Market Rental Value monthly (effective on the Rent Payment Dates) to present value as of the scheduled payment date at the rate of interest equal to the Applicable Overdue Rate; (y) an amount equal to the excess, if any, of such Stipulated Loss Value (together with the Premium Amount, if any) as of such Casualty Payment Date over the Fair Market Sales Value of Buyer’s Transponders valued on an as is, where is basis or (z) an amount equal to the excess, if any, of (A) the present value computed as of such Casualty Payment Date of all installments of Base Rent for the remainder of the Interim Term and Basic Term or Base Rent for the remainder of the Renewal Term, as the case may be, discounted semi-annually (effective on the Rent Payment Dates) to present value as of the scheduled payment date at the rata of interest equal to the Applicable Overdue Rate over (B) the present value, computed as of such Casualty Payment Date, of the Fair Market Rental Value of Buyer’s Transponders for the remainder of the Interim Term and the Basic Term or of the Renewal Term, as the case may be, discounted semi-annually (effective on the Rent Payment Dates) to present value as of the scheduled payment date at the rate of interest equal to the Applicable Overdue Rate.

All determinations of Fair Market Sales Value and Fair Market Rental Value pursuant to this Section 16 shall be determined pursuant to the Appraisal Procedure. No termination of this Lease, in whole or in part, or exercise of any remedy under this Section 16 shall, except as specifically provided herein, relieve Lessee of any of its liabilities and obligations hereunder, all of which shall survive such termination, repossession or exercise of remedy. In addition, Lessee shall be liable for any and all unpaid Supplemental Rent due hereunder before, after or during the exercise of any of the foregoing remedies, including all reasonable legal fees and other costs and expenses reasonably incurred by Lessor, Owner Participant or Indenture Trustee by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto. At any sale of Buyer’s Transponders or any part thereof pursuant to this Section 16, Lessor, Owner Participant or Indenture Trustee may bid for and purchase such property.

If Lessee has been provided prior notice of any sale, lease or other disposition of Buyer’s Transponders, Lessee shall cease to have the legal right to access any of Buyer’s Transponders at the time when such sale, lease or other disposition of Buyer’s Transponders has occurred in accordance with Section 16(c) above. If Lessee has not received such prior notice of such sale, lease or other disposition, Lessee shall cease to have the legal right to access any of Buyer’s Transponders upon 24 hours notice of such sale, lease or other disposition from Lessor.

To the extent permitted by, and subject to the mandatory requirements of, Applicable Law, and except as otherwise specifically provided for in this Lease, each and every right, power and remedy herein specifically given to Lessor or otherwise in this Lease shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lessor, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by Lessor in the exercise of any right, remedy or power or in the pursuit of any remedy shall impair any such right, remedy or power or be construed to be a waiver of any default on the part of Lessee or to be an acquiescence therein. No express or implied waiver by Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

Except to the extent provided for by the express terms of this Lease, each of Lessor and Indenture Trustee and any Person claiming through either of them, waives and agrees not to claim any amount under this Section 16 or otherwise under this Lease in respect of incidental or consequential damages incurred by it.

SECTION 17. Right to Perform for Lessee. If Lessee shall fail to make any payment of Rent to be made by it hereunder or shall fail to perform or comply with any of its other representations, warranties, covenants and other agreements contained herein or in the Purchase Agreement relating to Buyer’s Transponders, Lessor or Owner Participant may (but shall not have any duty to do so) itself make such payment or perform or comply with such agreement or to cure such failure; provided that nothing contained in this Section 17 shall be deemed to expand in any way the rights of Lessor or Owner Participant under Section 16 of the Indenture. The amount of any such payment and the amount of the reasonable expenses of Lessor and Owner Participant incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Overdue Rate, shall be deemed Supplemental Rent, payable by Lessee upon demand.

SECTION 18. Notice of Purchase; Renewal.

(a) Notice of Purchase or Renewal. Not less than eighteen (18) months prior to the expiration of the Basic Term or Renewal Term, as applicable (the “Final Notice Expiration Date”), Lessee shall give Lessor notice (the “Final Notice”) of whether Lessee will (i) purchase Buyer’s Transponders pursuant to Section 19(a)(i), or (ii) (in the case of a Final Notice given during the Basic Term only) renew this Lease for the Renewal Term pursuant to Section 18(b).

If Lessee does not elect to so renew or purchase, or shall fail timely to deliver the Final Notice, then Lessee shall be deemed not to have elected to renew this Lease or purchase Buyer’s Transponders at the expiration of the Lease. The notice requirements of this Section 18(a) shall not apply to Lessee’s right to purchase Buyer’s Transponders pursuant to Sections 19(a)(ii) or 19(a)(iii).

(b) Fair Market Value Renewal Option. If Lessee delivers the Final Notice set forth in Section 18(a) above stating that it will renew the Lease in whole or in part, and so long as no Payment Default, Bankruptcy Default or Event of Default has occurred and is continuing at the end of the Basic Term, this Lease shall be renewed at a Base Rent equal to the Fair Market Rental Value of Buyer’s Transponders (as determined pursuant to the most recent Subsequent Appraisal) and payable in accordance with Section 18(d), below (“Fair Market Value Renewal Rent”).

(c) Renewal Term. The “Renewal Term” shall be a period of three (3) years. At the end of the Basic Term, if Lessee has timely elected to renew this Lease, then the terms and conditions of this Lease shall continue in full force and effect during the Renewal Term, except that (x) Lessee shall pay Lessor Base Rent for Buyer’s Transponders in the amount of the Fair Market Value Renewal Rent, and (y) the Stipulated Loss Values applicable during such Renewal Term shall initially be the greater of (i) the Fair Market Sales Value (determined pursuant to such Subsequent Appraisal) of Buyer’s Transponders as of the beginning of the Renewal Term and (ii) 20% of Lessor’s Cost, and, on each Casualty Payment Date during the Renewal Term, shall decline on a straight line basis by an amount per Casualty Payment Date obtained by dividing (A) the difference between (1) the greater of (i) the Fair Market Sales Value of Buyer’s Transponders as of the beginning of the Renewal Term and (ii) 20% of Lessor’s Cost and (2) the estimated Fair Market Sales Value of Buyer’s Transponders as of the end of the Renewal Term (determined pursuant to such Subsequent Appraisal) by (B) the number of months in the Renewal Term.

(d) Renewal Rent. At the end of the Basic Term, if Lessee shall have timely elected to renew this Lease as aforesaid and if (unless otherwise agreed by Lessor) no Payment Default, Bankruptcy Default or Event of Default shall then exist and be continuing, Lessee and Lessor shall execute a lease supplement hereto in form and substance reasonably satisfactory to Lessor and Lessee to evidence such renewal. Such lease supplement shall provide for the monthly payment of Base Rent for the Renewal Term, with a final installment on the last day of the Renewal Term, payable in each case in arrears, in accordance with the aforesaid determinations of Base Rent and shall provide for Stipulated Loss Values for Buyer’s Transponders covered thereby with respect to the Renewal Term determined as aforesaid. The installments of Base Rent during the Renewal Term shall be equal in amount. All other terms of the Operative Documents and the XM Agreements shall continue in effect during each such Renewal Term in accordance with the provisions thereof and to the extent provided therein, except as otherwise expressly provided in this Lease.

SECTION 19. Purchase Options.

(a) Purchase Option Events. So long as no Bankruptcy Default or any Event of Default under Section 15(a) or (b) has occurred and is continuing, Lessee shall have the right to purchase:

(i) if Lessee timely delivers the Final Notice contemplated by clause (i) of the first paragraph of Section 18(a) (stating that it will purchase Buyer’s Transponders), Buyer’s Transponders on the expiration date of the Basic Term or the Renewal Term at a purchase price equal to the Basic Term Buyout Amount or the Renewal Term Buyout Amount, as applicable;

(ii) Buyer’s Transponders on the EBO Date at a purchase price equal to the EBO Amount; and

(iii) in the event of a Regulatory Event of Loss, Buyer’s Transponders on a Casualty Payment date set by Lessee within the ninety (90) day period after receiving a Regulatory Event of Loss Certificate (or such earlier Casualty Payment Date (not less than thirty (30) days following such receipt) as is necessary to avoid imposition of the material burden giving rise to such Regulatory Event of Loss) for an amount equal to the Stipulated Loss Value of Buyer’s Transponders as of the Casualty Payment Date preceding the purchase date.

(b) Notice of Election; Manner of Purchase; Transfer After Purchase.

(i) In order to exercise its right to purchase Buyer’s Transponders pursuant to Section 19(a)(ii), Lessee shall, at least ninety (90) (but not more than 360) days prior to the EBO Date, give irrevocable notice to Lessor and Indenture Trustee in writing stating that Lessee will purchase Buyer’s Transponders pursuant to Section 19(a)(ii). In order to exercise its right to purchase Buyer’s Transponders pursuant to Section 19(a)(iii), Lessee shall, within ninety (90) after receiving a Regulatory Event of Loss Certificate, give irrevocable notice to Lessor and Indenture Trustee in writing stating that Lessee will purchase Buyer’s Transponders pursuant to Section 19(a)(iii).

(ii) In connection with a purchase by Lessee of Buyer’s Transponders pursuant to Section 19(a), on the date of purchase, Lessee shall pay the purchase price for Buyer’s Transponders, together with (A) all unpaid Base Rent due as of the date of such purchase, (B) any unpaid Supplemental Rent accrued or due as of such purchase date, (C) all reasonable out-of-pocket costs and expenses of the Lessor, Owner Participant, Owner Participant Guarantor and, for so long as the Indenture shall remain in effect, Indenture Trustee and (D) any applicable Premium Amount. Upon receipt of the payments set forth in the preceding sentence, Lessor shall transfer all right, title and interest of Lessor in and to Buyer’s Transponders, as is and where is, to Lessee, free and clear of Lessor Liens and Owner Participant Liens, but otherwise without warranty, and Lessor shall execute and deliver to Lessee, at Lessee’s reasonable expense, a bill of sale or assignment and such other instruments, documents and opinions as Lessee may reasonably request to evidence the valid consummation of such transfer and shall take, at Lessee’s expense, such actions under Section 10 of the Indenture as Lessee may reasonably request.

(c) Assumption of Notes. Notwithstanding the provisions of Sections 19(a), Section 19(b) and Section 7(e) and subject to compliance with Section 2.11 of the Indenture, in connection with a purchase by Lessee of Buyer’s Transponders pursuant to Section 19(a)(ii), Section 19(a)(iii) or Section 7(e) (following an acceptance of Lessee’s offer to purchase Buyer’s Transponders under clause (x)(B) or (xi) of the second paragraph of Section 7(e)), Lessee may elect, by giving notice of such election in its notice given pursuant to Section 19(b) hereof, to assume on a full recourse basis the Notes and all of the Owner Trustee’s obligations under the Indenture; provided, however that following such assumption, Buyer’s Transponders shall remain subject to the Lien of the Indenture or of a separate indenture similar to the Indenture as described in Section 2.11 of the Indenture; provided, further, that the Guarantors shall irrevocably and unconditionally guarantee Lessee’s obligations under such separate indenture and the Notes assumed by Lessee in substantially the same form as the Guarantee Agreement. The obligation of Lessee to pay the purchase price pursuant to the applicable clause of Section 19(a) or Section 7(e), as the case may be, shall be satisfied by such assumption of the Notes to the extent of the outstanding principal amount of the Notes so assumed (after the payment by Lessee of (i) any unpaid Base Rent due as of the date such purchase is consummated and (ii) any unpaid Supplemental Rent accrued or due as of such date), by complying with the provisions of this Lease, the Participation Agreement and the Indenture applicable to such assumption of the Notes and by taking all such other acts as are reasonably necessary to permit such assumption of the Notes by Lessee.

(d) Credit Support for Buyout Amount. If (i) Lessee timely delivers the Final Notice contemplated by clause (i) of the first paragraph of Section 18(a) (stating that it will purchase Buyer’s Transponders) and (ii) Lessee is not Investment Grade on the date the Final Notice is delivered, Lessee shall provide credit support and/or collateral arrangements in accordance with Section 10.05 of the Participation Agreement. For the avoidance of doubt, Lessee shall not be required to comply with this Section 19(d) if Lessee elects to purchase Buyer’s Transponders pursuant to Section 19(a)(ii).

SECTION 20. Further Assurances; Default Notice; Subsequent Appraisal.

(a) Further Assurances. Lessee, at its reasonable expense, shall promptly and duly execute and deliver to Lessor, Owner Participant and Indenture Trustee such documents and assurances and take such further action as Lessor (or Indenture Trustee) may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Lease, the other Operative Documents and the XM Agreements and to establish and protect the rights and remedies created or intended to be created in favor of Lessor hereunder and thereunder, to establish, perfect (to the extent practicable, in the case of Buyer’s Transponders), and maintain Lessor’s right, title and interest in and to Buyer’s Transponders and the Indenture Estate and, for the benefit of Indenture Trustee, the lien and security interest in the Indenture Estate provided for in the Indenture, subject to no Lien other than Permitted Liens, including, without limitation, if requested by Lessor, Owner Participant or Indenture Trustee, at the expense of Lessee, the recording or filing of appropriate memoranda hereof, or of such financing statements or other documents with respect hereto as any of Lessor, Owner Participant or Indenture Trustee may from time to time reasonably request, and Lessor agrees promptly to execute and deliver such of the foregoing financing statements or other documents as may require execution by Lessor and to the extent permitted by Applicable Laws, Lessee hereby authorizes any such financing statements to be filed without the necessity of signature by Lessee; provided, however, no counterparts hereof shall be filed, unless Lessor or Indenture Trustee (at the direction of the Majority Interest of Noteholders) shall determine that it is advisable, in the reasonable opinion of the counsel of Lessor (or counsel to Owner Participant, on Lessor’s behalf) or in the reasonable opinion of Indenture Trustee (at the direction of the Majority Interest of Noteholders), as the case may be, to file such counterpart in order to protect its interest under this Lease; then, upon thirty (30) days’ prior notice and delivery to Lessee of such opinion of counsel of Lessor (or Owner Participant) or the written request of Indenture Trustee, as the case may be, Lessor (or Owner Participant) or Indenture Trustee (at the direction of the Majority Interest of Noteholders), as the case may be, may (but shall, in the case of the Indenture Trustee, have no obligation to do so) file or cause to be filed such counterpart.

(b) Notice of Default. Promptly (but in no event later than five (5) days) after obtaining Actual Knowledge of the occurrence or existence of any Default or Event of Default, Lessee shall so notify Lessor (and Indenture Trustee) and set forth in reasonable detail the circumstances surrounding such Default or Event of Default and shall specify what actions Lessee has taken or intends to take to cure such Default or Event of Default.

(c) Subsequent Appraisal. No earlier than one-hundred-eighty (180) days nor later than one-hundred-twenty (120) days prior to the date by which the Final Notice must be given (if given) during the Basic Term, Lessee shall have the option to initiate the Appraisal Procedure, and at Lessee’s cost and expense, to cause an appraisal of Buyer’s Transponders to determine, as appropriate, the remaining economic useful life, residual value and the Fair Market Sales Value of Buyer’s Transponders as of the end of the Basic Term and any other items reasonably required by Owner Participant. In addition, no earlier than one-hundred-eighty (180) days nor later than one-hundred-twenty (120) days prior to the date by which the Final Notice must be given (if given) during the Renewal Term, Lessee shall have the option to initiate the Appraisal Procedure, and at Lessee’s cost and expense, to cause an appraisal of Buyer’s Transponders to be performed to determine the Fair Market Rental Value and the Fair Market Sales Value of Buyer’s Transponders as of the end of the Renewal Term. Any appraisal pursuant to this Section 20(c) shall be deemed a “Subsequent Appraisal.”

SECTION 21. Indenture Estate as Security for Lessor’s Obligations to Indenture Trustee.

(a) In order to secure the indebtedness evidenced by the Notes and all obligations secured by the Indenture, Lessor provides in the Indenture, among other things, for the assignment (to the extent provided therein) by Lessor to Indenture Trustee of all of Lessor’s right, title and interest in and to this Lease and for the creation of a Lien and security interest to the extent permitted by Applicable Laws in favor of Indenture Trustee for the benefit of the Noteholders in and to the Indenture Estate as described in the granting clauses of the Indenture. Lessee hereby (i) consents to such assignment pursuant to the terms of the Indenture, and (ii) agrees to pay directly to Indenture Trustee for so long as the Lien of the Indenture shall remain in effect and thereafter to Lessor, all amounts (other than Excepted Payments) due and to become due to or for the account of Lessor and payable by Lessee hereunder or under any other Operative Document or XM Agreement to which Lessee in any capacity is a party which have been assigned or required to be assigned to Indenture Trustee pursuant to the Indenture or this Lease. Lessee acknowledges that, so long as any Notes are outstanding, all rights of Lessor under this Lease shall be exercised only by the Indenture Trustee, as assignee of Lessor’s rights under this Lease pursuant to the Indenture, subject, however, to Sections 13.1 and 16.4 of the Indenture and subject to Lessor’s rights in respect of Excepted Payments. Lessor agrees that it shall not otherwise assign or convey its right, title and interest in and to this Lease or Buyer’s Transponders, except as expressly permitted by and subject to the provisions of this Lease, the Participation Agreement, the Trust Agreement and the Indenture.

(b) Notwithstanding anything to the contrary hereinabove, Indenture Trustee’s rights under the Purchase Agreement shall be subject to the same limitations as those of Lessor as set forth in Section 5(b)(ii) and (iii) of this Lease and notwithstanding the assignment of the Lease described in Section 21(a), the obligations of Lessor to Lessee under this Lease shall remain in full force and effect.

SECTION 22. Counterparts; Uniform Commercial Code.

This Lease and each lease supplement hereto may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Lease Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Lease Agreement. To the extent, if any, that this Lease constitutes tangible chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), any third parties are hereby notified, in accordance with the cover page of this Lease Agreement, that any and all rights of Lessor hereunder have been transferred to Indenture Trustee, and any purchase of this Lease would violate the rights of Indenture Trustee.

SECTION 23. Notices.

Unless otherwise specifically provided herein, any notice, request or other communication hereunder shall be in writing and shall be deemed duly given or made when sent in accordance with Section 13.03 of the Participation Agreement.

SECTION 24. Miscellaneous.

(a) Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or of any provision in any other Operative Document or XM Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The provisions of this Lease shall remain valid and enforceable notwithstanding the invalidity, unenforceability, impossibility or illegality of performance of any other Operative Document or XM Agreement.

(b) Amendment. Neither this Lease nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought and, unless and until Lessee and Lessor shall have received written notice from Indenture Trustee that the Lien of the Indenture on the Indenture Estate has been released by Indenture Trustee, no amendment, supplement or waiver by Lessor or Lessee shall be effective without the written consent of Indenture Trustee, except as expressly provided in the Indenture.

(c) Headings, etc. The Table of Contents and headings of the various Sections of this Lease are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

(d) Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and permitted assigns.

(e) Governing Law.

(i) This Lease has been delivered in, and shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

(ii) Each party hereto hereby irrevocably agrees, accepts and submits itself to the non-exclusive jurisdiction of the courts of the State of New York in the city and county of New York and of the United States District Court for the Southern District of New York, in connection with any legal action, suit or proceeding with respect to any matter relating to or arising out of or in connection with this Lease, any other Operative Document or any XM Agreement.

(iii) Each party hereto hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforementioned courts in any such suit, action or proceeding, which service may be made by mailing copies thereof by registered or certified mail, postage prepaid, at the address set forth in Schedule I or II of the Participation Agreement, as applicable, or at such other address as such party has specified in a notice in accordance with Section 13.03 of the Participation Agreement (the parties agree that such service will become effective five (5) Business Days after such mailing). Each party hereto hereby agrees that service upon it, or any of its agents, in each case in accordance with this Section 24(e)(iii), shall constitute valid and effective personal service upon such party, and each party hereto hereby agrees that the failure of any of its agents to give any notice of such service to any such party shall not impair or affect in any way the validity of such service on such party or any judgment rendered in any action or proceeding based thereon. Nothing herein shall affect the right of any party to service of process in any other manner permitted by Applicable Law or to commence legal proceedings or to proceed against any other party in any jurisdiction other than that specified above.

(iv) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any of the above-named courts or from any legal process therein, with respect to itself or its property, such party hereby irrevocably waives, to the extent permitted by Applicable Law, such immunity, and each party hereto hereby irrevocably waives, to the extent permitted by Applicable Law, and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding brought hereunder in any of the above-named courts, (A) the defense of sovereign immunity, (B) that it or any of its property is immune from the above described legal process or (C) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Lease or any other Operative Document or any XM Agreement may not be enforced in or by such courts.

(v) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS LEASE, ANY OTHER OPERATIVE DOCUMENT OR ANY XM AGREEMENT.

(f) Limitation of Liability of the Trust Company. It is understood and agreed that, except as otherwise expressly provided herein or in the Trust Agreement or the Indenture, Owner Trustee is entering into this Lease solely in its capacity as trustee as provided in the Trust Agreement and not in its individual capacity and in no case whatsoever will it be liable or accountable in its individual capacity for any of the statements, representations, warranties, agreements or obligations of Owner Trustee hereunder, or for any loss in respect thereof, as to all of which the parties agree to look solely to the Lessor Estate; provided, that nothing in this Section 24(f) shall be deemed to limit in scope or substance the personal liability of Trust Company (i) to Owner Participant as expressly set forth in the Trust Agreement, (ii) in respect of the representations, warranties and agreements of Trust Company expressly made as such herein or in any other Operative Document to which it is a party, and (iii) for the consequences of its own gross negligence, willful misconduct, and, in receiving, handling or remitting of funds only, its willful misconduct or simple negligence as a trustee.

(g) Survival. All provisions of this Lease (or portions thereof) which by their terms are to be performed after termination of this Lease, or which by their terms survive such termination, shall survive and shall not terminate upon termination of this Lease.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee, Lessor. Owner Trustee is entering into this Lease Agreement as the trustee, under the Trust Agreement, of Satellite Leasing Trust (702-4), LLT, (the “Trust”), and by Owner Trustee’s signature hereto, the Trust is made a party hereto. Each of the rights, obligations, representations and warranties of Owner Trustee hereunder shall be deemed to be rights, obligations, representations and warranties of the Trust. Each action to be performed by Owner Trustee hereunder shall be performed by Owner Trustee as trustee of the Trust.

By:	/s/
Name: Title:

XM SATELLITE RADIO INC., as Lessee

By:	/s/ Joseph J. Euteneuer
Name: Joseph J. Euteneuer Title: EVP, CFO